PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 15, 2021)	Registration No. 333-259336

NRX Pharmaceuticals, Inc.

2,935,818 Shares of Common Stock

2,863,637 Shares of Common Stock Issuable Upon Exercise of Investment Options

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated September 15, 2021 (the “Prospectus”), related to the resale, from time to time, of up to 2,927,273 shares of common stock, par value $0.001 per share (the “Common Stock”), of NRX Pharmaceuticals, Inc. (“NRx”) by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) and 8,545 shares of Common Stock by certain service providers (including their pledgees, donees, transferees or other successors-in-interest) identified in the Prospectus and the issuance by NRx of up to 2,863,637 shares of Common Stock upon the exercise of investment options, with the information contained in NRx’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2022 (the “Current Report”). Accordingly, NRx has attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and, if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “NRXP” and NRx’s warrants are listed on Nasdaq under the symbol “NRXPW”. On February 24, 2022, the closing sale price of the Common Stock as reported on Nasdaq was $2.815, and the closing sale price of NRx’s warrants as reported on Nasdaq was $1.4201.

NRx is an “emerging growth company” under the federal securities laws and, as such, has elected to comply with certain reduced public company disclosure requirements. See “Prospectus Summary–Implications of Being an Emerging Growth Company” beginning on page 2 of the Prospectus and in any applicable prospectus supplement.

NRx’s business and investment in the Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended: September 30, 2021

☐   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                to

Commission File Number: 001-39412

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-2844431
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1201 Orange Street, Suite 600

Wilmington, DE 19801

(Address of principal executive offices) (Zip Code)

(484) 254-6134

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☐  No ☒

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☒

As of November 12, 2021, the registrant had 58,810,338 shares of common stock outstanding.

PART I FINANCIAL INFORMATION

ITEM 1. Financial Statements.

NRX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$38,883,569	$1,858,513
Account receivable, net of allowance of $257,463 as of December 31, 2020	—	831,390
Prepaid expenses and other current assets	6,350,889	240,352
Total current assets	45,234,458	2,930,255
Other assets	15,921	10,914
Total assets	$45,250,379	$2,941,169
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,559,412	$3,153,310
Accrued and other current liabilities	1,995,961	1,728,483
Accrued clinical site costs	1,154,042	1,547,432
Earnout Cash liability	26,283,238	—
Warrant liabilities	775,263	—
Notes payable and accrued interest	515,059	248,861
Accrued settlement expense	—	39,486,139
Total current liabilities	36,282,975	46,164,225
Notes payable and accrued interest	—	547,827
Total liabilities	$36,282,975	$46,712,052
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 50,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized; 54,810,338 and 42,973,462 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	54,810	42,974
Additional paid-in capital	161,362,260	46,365,863
Accumulated deficit	(152,449,666)	(90,179,720)
Total stockholders’ equity (deficit)	8,967,404	(43,770,883)
Total liabilities and stockholders' equity	$45,250,379	$2,941,169

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NRX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$6,275,911	$4,331,709	$13,843,895	$6,326,416
General and administrative	13,823,240	3,753,704	28,382,177	4,895,092
Settlement expense	—	—	21,365,641	—
Reimbursement of expenses from Relief Therapeutics	—	(2,936,214)	(771,244)	(4,957,145)
Total operating expenses	20,099,151	5,149,199	62,820,469	6,264,363
Loss from operations	(20,099,151)	(5,149,199)	(62,820,469)	(6,264,363)
Other (income) expenses:
Gain on extinguishment of debt	—	—	(120,810)	—
Interest expense	5,368	12,513	15,656	51,317
Change in fair value of warrant liability	260,238	—	(1,208,412)	—
Change in fair value of Earnout Cash liability	408,342	—	763,043	—
Change in fair value of embedded put	—	—	—	27,160
Loss on conversion of convertible notes payable	—	—	—	306,641
Total other (income) expenses	673,948	12,513	(550,523)	385,118
Loss before tax	(20,773,099)	(5,161,712)	(62,269,946)	(6,649,481)
Provision for income taxes	—	—	—	—
Net loss	(20,773,099)	(5,161,712)	(62,269,946)	(6,649,481)
Deemed dividend - warrants	—	—	(2,691,799)	—
Deemed dividend - Earnout Shares	—	—	(253,130,272)	—
Net loss attributable to common stockholders	$(20,773,099)	$(5,161,712)	$(318,092,017)	$(6,649,481)
Net loss per share:
Basic and diluted	$(0.40)	$(0.15)	$(1.44)	$(0.20)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.40)	$(0.15)	$(7.35)	$(0.20)
Weighted average common shares outstanding:
Basic and diluted	51,739,452	34,139,672	43,290,675	33,799,503

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NRX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Series A		Series B-1A		Series B-1		Series B-2
	Convertible		Convertible		Convertible		Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance - December 31, 2020 (as previously reported)	1,000,000	$1,000	316,848	$317	1,050,695	$1,050	4,167	$4	11,227,676	$11,228	$46,387,649	$(90,179,720)	$(43,778,472)
Retroactive application of reverse recapitalization (Note 4)	(1,000,000)	(1,000)	(316,848)	(317)	(1,050,695)	(1,050)	(4,167)	(4)	31,745,786	31,746	(21,786)	—	7,589
Balance - December 31, 2020 effect of Merger (Note 4)	—	$—	—	$—	—	$—	—	$—	42,973,462	$42,974	$46,365,863	$(90,179,720)	$(43,770,883)
Common stock issued	—	—	—	—	—	—	—	—	333,121	333	6,926,753	—	6,927,086
Proceeds from issuance of common stock for exercise of warrant	—	—	—	—	—	—	—	—	1,496,216	1,496	7,498,522	—	7,500,018
Reclassification of settlement liability upon issuance of warrant	—	—	—	—	—	—	—	—	—	—	60,851,779	—	60,851,779
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	371,698	—	371,698
Net loss	—	—	—	—	—	—	—	—	—	—	—	(25,488,874)	(25,488,874)
Balance - March 31, 2021	—	$—	—	$—	—	$—	—	$—	44,802,799	$44,803	$122,014,615	$(115,668,594)	$6,390,824
Common stock issued	—	—	—	—	—	—	—	—	71,056	71	1,562,201	—	1,562,272
Effect of Merger and recapitalization, net of redemptions and issuance costs of $1,412,846	—	—	—	—	—	—	—	—	2,529,730	2,530	(26,618,326)	—	(26,615,796)
Common stock issued pursuant to PIPE financing, net of issuance costs of $1,900,000	—	—	—	—	—	—	—	—	1,000,000	1,000	8,099,000	—	8,100,000
Common stock issued for advisor services	—	—	—	—	—	—	—	—	200,000	200	4,849,800	—	4,850,000
Modification of option awards pursuant to Merger	—	—	—	—	—	—	—	—	—	—	1,014,640	—	1,014,640
Modification of warrants pursuant to Merger	—	—	—	—	—	—	—	—	—	—	2,330,572	—	2,330,572
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	938,118	—	938,118
Net loss	—	—	—	—	—	—	—	—	—	—	—	(16,007,973)	(16,007,973)
Balance - June 30, 2021	—	$—	—	$—	—	$—	—	$—	48,603,585	$48,604	$114,190,620	$(131,676,567)	$(17,437,343)
Common stock issued	—	—	—	—	—	—	—	—	511,065	511	1,134,305	—	1,134,816
Common stock and warrants issued in private placement, net of issuance costs of $3,668,737	—	—	—	—	—	—	—	—	2,727,273	2,727	27,355,496	—	27,358,223
Issuance of common stock for exercise of warrants and Unit Purchase Options	—	—	—	—	—	—	—	—	2,334,370	2,334	9,197,137	—	9,199,471
Common stock issued for consulting services	—	—	—	—	—	—	—	—	634,045	634	7,924,877	—	7,925,511
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,559,825	—	1,559,825
Net loss	—	—	—	—	—	—	—	—	—	—	—	(20,773,099)	(20,773,099)
Balance - September 30, 2021	—	$—	—	$—	—	$—	—	$—	54,810,338	$54,810	$161,362,260	$(152,449,666)	$8,967,404

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NRX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Series A		Series B-1A		Series B-1		Series B-2
	Convertible		Convertible		Convertible		Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance - December 31, 2019 (as previously reported)	1,000,000	$1,000	316,848	$317	1,050,695	$1,050	—	$—	10,686,191	$10,686	$33,538,813	$(38,402,816)	$(4,850,950)
Retroactive application of reverse recapitalization (Note 4)	(1,000,000)	(1,000)	(316,848)	(317)	(1,050,695)	(1,050)	—	—	30,563,009	30,563	(20,651)	—	7,545
Balance - December 31, 2019, effect of Merger (Note 4)	—	$—	—	$—	—	$—	—	$—	41,249,200	$41,249	$33,518,162	$(38,402,816)	$(4,843,405)
Common stock issued	—	—	—	—	—	—	—	—	50,844	51	176,974	—	177,025
Series B-2 convertible preferred stock issued	—	—	—	—	—	—	—	—	13,168	13	50,000	—	50,013
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	88,803	—	88,803
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,590,056)	(1,590,056)
Balance - March 31, 2020	—	$—	—	$—	—	$—	—	$—	41,313,212	$41,313	$33,833,939	$(39,992,872)	$(6,117,620)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	93,466	—	93,466
Net income	—	—	—	—	—	—	—	—	—	—	—	$102,287	102,287
Balance - June 30, 2020	—	$—	—	$—	—	$—	—	$—	41,313,212	$41,313	$33,927,405	$(39,890,585)	$(5,921,867)
Common stock issued	—	—	—	—	—	—	—	—	292,534	293	1,411,774	—	1,412,067
Common stock issued to settle note conversion	—	—	—	—	—	—	—	—	1,138,199	1,138	3,960,988	—	3,962,126
Warrants issued as compensation for services	—	—	—	—	—	—	—	—	—	—	2,689,684	—	2,689,684
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	190,749	—	190,749
Net income	—	—	—	—	—	—	—	—	—	—	—	$(5,161,712)	(5,161,712)
Balance - September 30, 2020	—	$—	—	$—	—	$—	—	$—	42,743,945	$42,744	$42,180,599	$(45,052,297)	$(2,828,954)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NRX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(62,269,946)	$(6,649,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,605	1,110
Stock-based compensation	6,214,853	373,018
Warrant expense	—	2,689,684
Gain on extinguishment of debt	(120,810)	—
Change in fair value of warrant liabilities	(1,208,412)	—
Change in fair value of Earnout Cash liability	763,043	—
Change in fair value of embedded put	—	27,160
Amortization of debt discount	—	16,475
Non-cash interest expense	15,655	35,198
Non-cash settlement expense	21,365,641	—
Non-cash consulting expense	12,775,511	—
Loss on conversion of notes payable	—	306,641
Changes in operating assets and liabilities:
Accounts receivable	831,390	(1,254,090)
Prepaid expenses and other assets	(6,051,045)	(460,586)
Accounts payable	1,853,855	1,330,175
Accrued expenses and other liabilities	(594,437)	1,726,402
Net cash used in operating activities	(26,423,097)	(1,858,294)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment	(6,612)	—
Net cash used in investing activities	(6,612)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	—	629,523
Proceeds from issuance of series B-2 Preferred stock	—	50,004
Proceeds from issuance of common stock and exercise of stock options, net of transaction costs	9,623,899	1,589,103
Proceeds from issuance of common stock for exercise of warrant	16,699,489	—
Proceeds from issuance of common stock and warrants issued in private placement, net of issuance costs	27,358,223	—
Effect of Merger, net of transaction costs	11,049,628	—
Repayment of notes payable assumed in Merger	(1,100,000)	—
Repayment of notes payable - related party	(176,474)	—
Net cash provided by financing activities	63,454,765	2,268,630

Net increase in cash	37,025,056	410,336
Cash at beginning of period	1,858,513	877,421
Cash at end of period	$38,883,569	$1,287,757
Supplemental disclosure of cash flow information:
Non-cash investing and financing activities
Reclassification of settlement liability upon issuance of warrant	$60,851,779	$—
Extinguishment of Paycheck Protection Program Loan	120,810	—
Issuance of common stock warrants as offering costs	1,026,957	30,536
Conversion of notes payable into common stock	—	3,655,461

The accompanying notes are an integral part of these consolidated financial statements.

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

On May 24, 2021 (“Effective Time”), we consummated the business combination (“Merger”) contemplated by the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated December 13, 2020, by and among our company (formerly known as Big Rock Partners Acquisition Corp. (“BRPA”)), NeuroRx, Inc., a Delaware corporation (“NeuroRx”), Big Rock Merger Corp., a Delaware corporation and wholly-owned, direct subsidiary of BRPA (“Merger Sub”), pursuant to which Merger Sub was merged with and into NeuroRx, with NeuroRx surviving the Merger. As a result of the Merger, and upon consummation of the Merger and other transactions contemplated by the Merger Agreement, NeuroRx became a wholly-owned, direct subsidiary of BRPA. Upon the closing of the Merger, we changed our name to NRX Pharmaceuticals, Inc., with the stockholders of NeuroRx becoming stockholders of NRX Pharmaceuticals. Unless the context suggests otherwises, references to “NRx Pharmaceuticals,” “NeuroRx”, “NRXP,” “we,” or the “Company” refer to NRX Pharmaceuticals, Inc. and, where appropriate, its subsidiaries.

The Company is a clinical-stage pharmaceutical company that develops novel therapeutics for the treatment of central nervous system disorders and both the treatment and prevention of life-threatening pulmonary diseases through its wholly-owned operating subsidiary, NeuroRx. The Company's foundation product, NRX-101 (d-Cyloserine/Lurasidone), for the treatment of suicidal bipolar depression, has been awarded Fast Track designation, Breakthrough Therapy designation, a Special Protocol Agreement, and a Biomarker Letter of Support by the US Food and Drug Administration (FDA). NRX-101 is covered by multiple US and foreign patents, including a recently-issued Composition of Matter patent (U.S. Patent No. 10,583,138) that was transferred to NRx by Glytech, Inc. On September 18, 2020, the Company entered into a collaboration agreement with Relief Therapeutics Holding AG (“Relief”) for the clinical development and, if approved, the sale of Aviptadil. The collaboration agreement provides for funding by Relief of certain clinical trials, formulation and manufacturing of Aviptadil as well as establishing specified sales territories for each party and share of the profits in those territories. Relief has reimbursed the Company $10.9 million for expenses but has subsequently declined to reimburse the Company for additional costs of the IV clinical trial, formulation and manufacture of Aviptadil (reformulated as ZYESAMI®). Relief has additionally declined to fund the costs of the inhaled ZYESAMI clinical trial. The Company advised Relief that the Company is funding those costs with other capital. See Note 9 “Commitments and Contingencies” for additional Information regarding the Company and Relief. In July 2021 the Company was granted exclusive worldwide development rights to an investigational COVID-19 vaccine called BriLife™ pursuant to a Memorandum of Understanding with the Government of Israel, Ministry of Defense.  The Company is commencing a registration trial of the BriLife vaccine in the nations of Georgia, Ukraine, Israel, and additional countries. The Company expects to enter into a long-term royalty-bearing licensing agreement for the commercialization of the vaccine.

2. Liquidity

As of September 30, 2021, the Company had $38,883,569 in cash. Since inception, the Company has experienced net losses and negative cash flows from operations each fiscal year. The Company has no revenues and expects to continue to incur operating losses for the foreseeable future, and may never become profitable. The Company is dependent on its ability to continue to raise equity and/or debt financing to continue operations. On August 23, 2021, the Company completed a private placement (the “Private Placement”) and issued 2,727,273 shares of common stock for a purchase price of $11.00 per share and Preferred Investment Options (the “Preferred Investment Options”, and, collectively with the shares of common stock issued under the Private Placement, the “Securities”) to purchase up to an aggregate of 2,727,273 shares of common stock for a purchase price of $12.00. The aggregate gross proceeds to the Company from the Private Placement were approximately $30,000,000, before deducting placement agent fees and other offering expenses. Accordingly, the Company believes that it currently has sufficient funds and, if necessary, the ability to reduce expenditures, to support operations through the next twelve months from the date the condensed consolidated financial statements are issued. The Company cannot make any assurances that additional financings will be available to it and, if available, on acceptable terms or at all. This could negatively impact the Company’s business and operations and could also lead to the reduction of the Company’s operations.

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

COVID-19 Outbreak

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.

Aside from our COVID-19 related trials, as a result of the COVID-19 Outbreak, most of our other trials have been halted. Except as otherwise discussed in the preceding sentence and otherwise in this Quarterly Report on Form 10-Q, there have been no material changes or impact of COVID-19 on our business. However, the full impact of the COVID-19 Outbreak continues to evolve as of the date hereof. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the balance sheet,  statements of operations and cash flows for the interim periods presented. The results of operations for any interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

The Merger was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, BRPA is treated as the “acquired” company and NeuroRx is treated as the acquirer for financial reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of NeuroRx issuing stock for the net assets of BRPA, accompanied by a recapitalization. The net assets of BRPA are stated at historical cost, with no goodwill or other intangible assets recorded.

NeuroRx was determined to be the accounting acquirer based on the following predominant factors:

●	NeuroRx’s shareholders have the largest portion of voting rights in the Company;
●	the Board and Management are primarily composed of individuals associated with NeuroRx; and
●	NeuroRx was the larger entity based on historical operating activity and NeuroRx had the larger employee base at the time of the Merger.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of NeuroRx. The shares and corresponding capital amounts and losses per share, prior to the Merger, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger.

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in its financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to the valuation of common and preferred stock, stock options, warrants, contingent consideration and the valuation allowance of deferred tax assets resulting from net operating losses. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Certain Risks and Uncertainties

The Company’s activities are subject to significant risks and uncertainties including the risk of failure to secure additional funding to properly execute the Company’s business plan. The Company is subject to risks that are common to companies in the pharmaceutical industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third party manufacturers, protection of proprietary technology, and compliance with regulatory requirements.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation. (Refer to Note 12)

Accounts Receivable

Accounts receivable consist of balances due from collaborative partners. In determining collectability, historical trends are evaluated, and specific partner issues are reviewed on a periodic basis to arrive at appropriate allowances.

Concentration of Credit Risk and Off-Balance Sheet Risk

Cash is the only financial instrument that is potentially subject to concentrations of credit risk. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

Research and Development Costs

The Company’s research and development expenses consist primarily of costs associated with the Company’s clinical trials, salaries, payroll taxes, employee benefits, and stock-based compensation charges for those individuals involved in ongoing research and development efforts. Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received.

Stock-Based Compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company accounts for forfeitures as they occur. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in general and administrative or research and development costs in the consolidated statements of operations based upon the underlying individual’s role at the Company.

Modification of stock options and warrants

A change in any of the terms or conditions of stock options and warrants is accounted for as a modification. Incremental stock-based compensation cost is measured as the excess, if any, of the fair value of the modified option/warrant over the fair value of the original option/warrant immediately before its terms are modified, measured based on the fair value of the ordinary shares and other pertinent factors at the modification date. For vested stock options and warrants to board members, we recognize incremental compensation cost in the period the modification occurs. For unvested stock options, we recognize over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date. If the fair value of the modified option is lower than the fair value of the original option immediately before modification, the minimum compensation cost we recognize is the cost of the original award. The accounting for incremental fair value of warrants is based on the specific facts and circumstances related to the modification which may result in a reduction of additional paid-in capital, recognition of costs for services rendered, or recognized as a deemed dividend.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Placement Warrants was estimated using a Black Scholes valuation approach (see Notes 10 and 12).

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Earnings (Loss) Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share excludes, when applicable, the potential impact of stock options, common stock warrant shares, and other dilutive instruments because their effect would be anti-dilutive in the periods in which the Company incurs a net loss.

The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net earnings (loss) per share attributable to common stock for the periods in which a net loss is presented because their effect would have been anti-dilutive.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Stock options	2,388,811	—	2,388,811	1,754,623
Common stock warrants	9,305,790	—	9,305,790	1,690,192
Earnout Shares	22,209,280	—	22,209,280	—
Earnout Shares from exercised Substitute Options and Substitute Warrants	1,229,925	—	1,229,925	—

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect this guidance to have a significant impact on its financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

in certain areas. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. We adopted ASU 2020-06 on January 1, 2021, with no material impact on our financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718) and Derivatives and Hedging - Contracts in an Entity's Own Equity (Subtopic 815-40) - Issuer's Accounting for Certain Modifications or Exchange of Freestanding Equity-Classified Written Call Options, which provides guidance for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (1) an adjustment to equity and, if so, the related earnings per share (EPS) effects, if any, or (2) an expense and, if so, the manner and pattern of recognition. The amendments in this ASU are effective January 1, 2022, including interim periods. Early adoption is permitted. We adopted ASU 2021-04 on January 1, 2021, with no material impact on our financial statements.

4. Reverse Recapitalization

As discussed in Note 1, on May 24, 2021 (the “Closing Date”), BRPA closed the Merger with NeuroRx, as a result of which NeuroRx became a wholly-owned subsidiary of BRPA. While BRPA was the legal acquirer of NeuroRx in the Merger, for accounting purposes, the Merger is treated as a Reverse Recapitalization, whereby NeuroRx is deemed to be the accounting acquirer, and the historical financial statements of NeuroRx became the historical financial statements of BRPA (renamed NRX Pharmaceuticals, Inc.) upon the closing of the Merger. Under this method of accounting, BRPA is treated as the “acquired” company and NeuroRx is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of NeuroRx issuing stock for the net assets of BRPA, accompanied by a recapitalization. The net assets of BRPA were stated at historical cost, with no goodwill or other intangible assets recorded.

Pursuant to the Merger Agreement, the aggregate consideration payable to stockholders of NeuroRx at the Closing Date consists of 50,000,000 shares (“Closing Consideration”) of BRPA common stock, par value $0.001 per share (“Common Stock”). At the effective time of the Merger (the “Effective Time”), and subject to the terms and conditions of the Merger Agreement, each share of NeuroRx common stock, par value $0.001 per share, and each share of the NeuroRx convertible preferred stock that was convertible into a share of NeuroRx common stock at a one-to-one ratio pursuant to the NeuroRx certificate of incorporation, was converted into Common Stock equal to 3.16 (the “Exchange Ratio”). Each option and warrant of NeuroRx that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by BRPA and converted into an option or warrant to acquire an adjusted number of shares of Common Stock at an adjusted exercise price per share, in each case, pursuant to the terms of the Merger Agreement (the “Substitute Options” and the “Substitute Warrants,” respectively), based on an exchange ratio of 4.96:1 (the “Option Exchange Ratio”), and will continue to be governed by substantially the same terms and conditions, including vesting, as were applicable to the original instrument.

In addition, the securityholders of NeuroRx (including option holders and warrant holders) who own NeuroRx securities immediately prior to the Effective Time received the contingent right to receive the Earnout Shares and Earnout Cash (each as defined below). At the Effective Time, each outstanding share of NeuroRx common stock, including shares of NeuroRx common stock resulting from the conversion of outstanding shares of NeuroRx preferred stock (as calculated pursuant to the NeuroRx certificate of incorporation), immediately prior to the Effective Time, was converted into the right to receive a pro rata portion of the Closing Consideration and the contingent right to receive a pro rata portion of the Earnout Shares and Earnout Cash.

Pursuant to the terms of the Merger Agreement, NeuroRx’s securityholders (including option holders and warrant holders) who own NeuroRx securities immediately prior to the Effective Time will have the contingent right to receive their pro rata portion of (i) an aggregate of 25,000,000 shares of Common Stock (“Earnout Shares”), of which 935,608 and 1,920,492 are subject to the terms and conditions of the Substitute Options and Substitute Warrants, if, prior to December 31, 2022, the NRX COVID-19 Drug (as defined in the Merger Agreement) receives emergency use authorization by the

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FDA and NeuroRx submits and the FDA files for review a new drug application for the NRX COVID-19 Drug (the occurrence of the foregoing, the “Earnout Shares Milestone”), and (ii) an aggregate of $100,000,000 in cash (“Earnout Cash”) upon the earlier to occur of (x) FDA approval of the NRX COVID-19 Drug and the listing of the NRX COVID-19 Drug in the FDA’s “Orange Book” and (y) FDA approval of the NeuroRx Antidepressant Drug Regimen (i.e., NRX-100/101) and the listing of the NeuroRx Antidepressant Drug Regimen (i.e., NRX-100/101) in the FDA’s “Orange Book,” in each case prior to December 31, 2022 (the occurrence of either of clauses (x) or (y), the “Earnout Cash Milestone”). If the Earnout Shares Milestone is achieved, the Earnout Shares will be issued within five (5) Business Days after the occurrence of the Earnout Shares Milestone. If the Earnout Cash Milestone is achieved, the Merger Agreement does not require the Earnout Cash to be delivered to NeuroRx securityholders within any specified period of time, and the board of directors of NRx Pharmaceuticals will use its good faith judgment to determine the date to pay the Earnout Cash. The Earnout Cash Milestone was recognized as a contingent liability and measured at an estimated fair value at the Closing Date and will be each period end thereafter until earned or December 31, 2022 (see Note 12). The Earnout Shares Milestone was recognized in equity and, upon closing of the Merger, the estimated fair value of the Earnout Shares was $253,130,272 with such amount recognized as a deemed dividend (see Note 12). The benefit of the contingent right to receive Earnout Shares and Earnout Cash for option and warrant holders occurs through the Option Exchange Ratio and therefore the amount of Earnout Shares and Earnout Cash for common stockholders is approximately 22,209,280 shares and $88,837,121.

In the event that either the Earnout Shares Milestone or the Earnout Cash Milestone does not occur prior to December 31, 2022, each Substitute Option and Substitute Warrant will be adjusted such that the number of shares of Common Stock subject to each adjusted Substitute Option or Substitute Warrant, the exercise price per share of each adjusted Substitute Option or Substitute Warrant and the aggregate intrinsic value of each adjusted Substitute Option or Substitute Warrant will equal the respective number of shares, exercise price per share and aggregate intrinsic value that would have resulted following the adjustment of the applicable underlying option or warrant had the conversion of the legacy NeuroRx option and warrants into the Substitute Options or Substitute Warrants been applied using the Exchange Ratio (3.16:1). If neither the Earnout Shares Milestone nor the Earnout Cash Milestone occurs, each Substitute Option and Substitute Warrant will be adjusted based on the Exchange Ratio. If any Substitute Options or Substitute Warrants are exercised prior to the earlier of (i) the date that both the Earnout Shares Milestone and Earnout Cash Milestone occur and (ii) December 31, 2022, a sufficient number of shares of Common Stock will be held in escrow pending the applicable adjustment to such Substitute Options or Substitute Warrants. Following the determination of that adjustment, NRx Pharmaceuticals will retain any shares forfeited by the option or warrant holder in connection with the adjustment and return any remaining shares to the option or warrant holder.

In connection with the Merger, a number of subscribers (each, a “Subscriber”) purchased from the Company an aggregate of 1,000,000 shares of Common Stock (the “PIPE”), for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000 (the “PIPE Shares”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into prior to the Closing Date.

The following table reconciles the elements of the Merger to the Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2021:

Recapitalization
Cash - BRPA trust and cash, net of redemptions	$4,362,474
Cash - PIPE financing, net of transaction costs	8,100,000
Less: transaction costs and advisory fees allocated to NRXP equity	(1,412,846)
Effect of Merger, net of redemptions and transaction costs	$11,049,628

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the elements of the Merger to the Unaudited Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the nine months ended September 30, 2021:

Recapitalization
Cash - BRPA trust and cash, net of redemptions	$4,362,474
Non-cash net working capital assumed from BRPA	(961,555)
Less: notes payable assumed from BRPA	(1,100,000)
Less: fair value of assumed Placement Warrants	(1,983,674)
Less: fair value of Earnout Cash	(25,520,195)
Less: transaction costs and advisory fees allocated to NRXP equity	(1,412,846)
Effect of Merger, net of redemptions and transaction costs	$(26,615,796)

The following table details the number of shares of common stock issued immediately following the consummation of the Merger:

Number of Shares
Common stock, outstanding prior to Merger	552,412
Less: redemption of BRPA shares	(216)
Common stock of BRPA	552,196
BRPA Founder and private shares, net of forfeited shares of 875,216	1,260,284
Shares issued in PIPE Financing	1,000,000
Shares issued for services	200,000
Shares issued pursuant to conversion of Public and Private Rights	717,250
Merger and PIPE financing shares - common stock	3,729,730
NeuroRx shares - common stock (1)	44,873,855
Total shares of common stock immediately after Merger	48,603,585

(1)	The number of NeuroRx common stock was determined from the 14,200,586 shares of NeuroRx common stock outstanding immediately prior to the closing of the Merger converted at the Exchange Ratio. All fractional shares were rounded down.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	September 30, 2021	December 31, 2020
	(Unaudited)
Prepaid expenses and other current assets:
Prepaid insurance	$3,767,488	$49,029
Prepaid manufacturing expenses	1,407,500	—
Prepaid clinical development expenses	720,686	—
Other prepaid expenses	455,215	164,772
Other current assets	—	$26,551
Total prepaid expenses and other current assets	$6,350,889	$240,352

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following at the dates indicated:

	September 30,	December 31,
	2021	2020
	(Unaudited)
Accrued and other current liabilities:
Accrued research and development expenses	$625,139	$586,426
Accrued employee expenses	—	530,500
Professional services	685,802	606,553
Accrued insurance expenses	651,835	—
Other accrued expenses	33,185	5,004
Total accrued and other current liabilities	$1,995,961	$1,728,483

7. Convertible Notes Payable

On February 12, 2020, a Qualified Financing Event (as defined below) occurred when the Company received cumulative investment proceeds in excess of $10,000,000 from the sale and issuance of common shares. The fair value of the Company’s common shares was $10.63 per share. The 2017 Notes (as defined below) and the 2018 Notes (as defined below) in the aggregate principal amount of $2,800,000 were converted into 1,005,458 common shares (at the discounted price of $2.78 per share), and the related unpaid and accrued interest totaling $369,660 were also converted into 132,739 common shares of the Company (at the discounted price of $2.78 per share). Additionally, the Company recognized a loss on extinguishment for the difference between the carrying value of the convertible notes, unamortized debt discount, and the value of the embedded put option and the fair value of the common shares of $0 and $306,641 during the three months ended and nine months ended September 30, 2020, respectively. The Company issued the shares of common stock pursuant to this conversion on September 23, 2020.

2017 Convertible Notes Payable

On November 16, 2017 and November 19, 2017, the Company issued convertible notes (“2017 Notes”), as amended for aggregate gross proceeds of $2,500,000. The 2017 Notes accrued interest at a rate of 6% per annum and principal and interest were due and payable four years from the date of issuance. Upon either a sale of the Company’s assets or all of its capital stock, or a change of control, the principal balance would double and be repaid. Upon closing of either a sale of the Company’s shares for at least $10,000,000 or a public offering of the Company’s securities (“Qualified Financing Event”), the outstanding principal balance will be converted into the number of such securities sold at a conversion price equal to 80% of the securities negotiated share price.

2018 Convertible Notes Payable

On January 5, 2018 and April 25, 2018, the Company issued convertible notes (“2018 Notes”), as amended for aggregate gross proceeds of $300,000. The 2018 Notes accrued interest at a rate of 6% per annum and were due and payable four years from the date of issuance. Upon either a sale of the Company’s assets or all of its capital stock, or a change of control, the principal balance would double and be repaid. Upon closing of a Qualified Financing Event, the outstanding principal balance will be converted into the number of such securities sold at a conversion price equal to 80% of the securities negotiated share price. The January 5, 2018 note for $100,000 was not amended and interest was unpaid, as such, the January 5, 2018 note and related accrued interest were classified as current liabilities. The April 25, 2018 note for $200,000 was amended similar to the 2017 Notes to accrue interest and to be paid at maturity with the principal.

The proceeds received upon issuing the 2017 Notes and the 2018 Notes were first allocated to the fair value of the embedded put with the remainder to the debt host instrument. The Company recognized a loss of $0 and $0 during the

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

three months ended September 30, 2021 and 2020, respectively, and $0 and $27,160 during the nine months ended September 30, 2021 and 2020, respectively, due to the estimated increase in fair value of the embedded put.

The discount is amortized to interest expense over the term of the debt. The Company amortized debt discount of $0 to interest expense during the three months ended September 30, 2021 and 2020, and $0 and $16,475 during the nine months ended September 30, 2021 and 2020, respectively. The Company paid no interest during the three months ended and nine months ended September 30, 2021 and 2020.

8. Notes Payable

Relief Therapeutics Loan

On April 6, 2020, the Company entered into a loan agreement with Relief (the “Relief Therapeutics Loan”) in the amount of $500,000. The loan matures on April 6, 2022 and bears interest at 2% per annum payable in arrears.

Paycheck Protection Program Loan

On April 28, 2020, the Company received $119,842 in loan funding from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The unsecured PPP Loan accrues interest on the outstanding principal at the rate of 1% per annum, and there is a six month deferment period until equal installment payments of $6,744 of principal and interest are due. The term of the PPP Loan is two years. To the extent the loan amount is not forgiven under the PPP Loan, the Company is obligated to make equal monthly payments of principal and interest, beginning seven months from the date of the PPP Loan note, until the maturity date. The PPP Loan amount may be eligible for forgiveness in the event that (1) at least 75% of the PPP Loan proceeds are used to cover payroll costs and the remainder is used for mortgage interest, rent and utility costs over the eight week period after the PPP Loan is made, and (2) the number of employees and compensation levels are generally maintained. Forgiveness of the PPP Loan is dependent on the Company having initially qualified for the PPP Loan and qualifying for the forgiveness of such PPP Loan based on future adherence to the forgiveness criteria. The Company used the entire PPP Loan for qualifying payroll expenses, and filed for loan forgiveness on December 30, 2020.

The Company received full forgiveness of all outstanding principal and accrued and unpaid interest on the PPP Loan as of February 11, 2021. The forgiveness of the PPP Loan qualified for debt extinguishment in accordance with ASC 470-50, Debt Modifications and Extinguishments, and as a result, the outstanding principal and accrued and unpaid interest was written off in the amount of $119,842 and $968, respectively, and the Company recorded a gain on extinguishment totaling $120,810 for the nine months ended September 30, 2021.

Note Payable -- Vendor

On July 1, 2019, the Company converted certain accounts payable into a loan (the “Note Payable — Vendor”) with a vendor in the amount of $154,190. The loan matured on July 1, 2020. The loan bears interest, compounded daily, at 6% annual interest. As of September 30, 2021, the note payable was paid in full.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company's outstanding notes payable as of the respective periods.

	September 30,	December 31,
	2021	2020
	(Unaudited)
Relief Therapeutics loan	$500,000	$500,000
Paycheck Protection Program loan	—	119,842
Note payable — vendor	—	154,190
Carrying value of notes payable	500,000	774,032
Accrued interest	15,059	22,656
Note payable	515,059	796,688
Notes payable and accrued interest, current	$515,059	$248,861
Notes payable and accrued interest, non-current	$—	$547,827

9. Commitments and Contingencies

Operating Lease

The Company leases office space on a month-to-month basis. The rent expense for the three months ended September 30, 2021 and 2020 was $9,162 and $14,174, respectively, and for the nine months ended September 30, 2021 and 2020 was $64,555 and $32,076, respectively.

Sponsored Research Agreement with National Jewish Health

On February 8 2021, the Company entered into a Sponsored Research Agreement (“Research Agreement”) with National Jewish Health (“NJ Health”), a Colorado not-for-profit institution. Under the terms of the Research Agreement, NRx Pharmaceuticals agreed to sponsor a research study at NJ Health relating to the impact of NRx Pharmaceuticals' Aviptadil on propagation of SARS-CoV-2 in alveolar type II cells in vitro (the “Study”). In return for performance of the Study under the Research Agreement, NRx Pharmaceuticals has committed to pay NJ Health approximately $399,320. During the three months ended and nine months ended September 30, 2021, NRx Pharmaceuticals paid NJ Health $90,112 and $216,269, respectively, of the total committed amount.

Aviptadil Manufacturing, Production, Supply and Distribution Agreements

On August 25, 2020, the Company and Nephron Pharmaceuticals Corporation (“Nephron”) signed an agreement for the manufacturing of finished pharmaceutical product of Aviptadil intravenous formulation and the development of an inhaled (nebulizer) formulation of Aviptadil. Nephron will serve as the exclusive and primary supplier of the product for both clinical and commercial purposes, supplying 100% of the Company’s annual requirements. The Company has agreed to purchase products from Nephron for a fixed price.

On September 29, 2020, the Company and Cardinal Health signed an exclusive distribution agreement, as well as a 3rd party logistics agreement on October 1, 2020. Cardinal Health will manage warehousing, distribution, invoicing for the potential sale of Aviptadil in the United States and Puerto Rico.

On October 9, 2020, the Company signed an agreement with PolyPeptide Group, North America for the supply of Good Manufacturing Practice (GMP) grade Active Pharmaceutical Ingredient (API) Aviptadil (VIP). This gives NRx Pharmaceuticals a significant reduction in the cost of procuring API. The Company has agreed to purchase a total of $5,255,000 worth of product and services, of which $1,407,500 has been paid for and recorded as a prepaid asset on the Company’s balance sheet as of September 30, 2021.

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 4, 2021 the Company and Aerogen Limited (“Aerogen”) signed a supply agreement for the supply of certain products, including the Aerogen Solo Nebulizer System and Aerogen Ultra, solely for the purposes of carrying out clinical trials relating to inhalation delivery of Aviptadil for treatment of pulmonary insufficiency and respiratory distress in COVID-19 patients. Pill Tracker Ltd. (PillTracker) is an agent of the Company per the supply agreement (see Note 14) and is managing the supply agreement at the Company’s request.

On July 1, 2021, NRx Pharmaceuticals and BriLife LLC signed an agreement for a Phase II Inhaled clinical trial of Aviptadil in the nation of Georgia with a total cost of approximately $7,400,000. The contract is cancelable with 60 days’ notice. The Phase II Inhaled clinical trial of Aviptadil in the nation of Georgia has not begun and the Company may decide not to proceed with this trial.

Relief Therapeutics Collaboration Agreement

On September 18, 2020, the Company entered into a collaboration agreement with Relief for the clinical development and, if approved, the sale of Aviptadil. The collaboration agreement provides for funding by Relief of certain clinical trials, formulation and manufacturing of Aviptadil, as well as establishing specified sales territories for each party and share of the profits in those territories for “Product” as defined in the collaboration agreement.  Relief has reimbursed the Company $10.9 million for expenses related to COVID-19 but has subsequently declined to reimburse the Company for additional costs of Research and Development, including the IV clinical trial, the inhaled use trial, formulation and manufacture of ZYESAMI (Aviptadil), statistical analysis, and regulatory filings. The financial statements reflect $13.8 million in unreimbursed Research and Development costs in the nine months ended September 30, 2021, prior to the allocation of corporate overhead. Additional unreimbursed costs were reported for the year ended December 31, 2020. The Company advised Relief that the Company is funding those costs with other capital. On October 6, 2021, Relief filed a lawsuit against the Company and its CEO claiming that the Company failed to honor its obligations under the collaboration agreement. Relief’s complaint seeks several remedies, including damages for alleged breaches of the terms of the collaboration agreement. The Company believes the lawsuit is baseless and without merit. However, the parties to the lawsuit have agreed to engage in an effort to amicably resolve the litigation and have agreed to hold a mediation in early January 2022. If the mediation does not resolve the dispute, the Company intends to defend itself vigorously and to prosecute significant counterclaims against Relief.

Share Subscription Facility Agreement - GEM

NeuroRx previously entered into a share subscription facility agreement (“GEM Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, referred to as “GEM”) with a three-year term. Subject to the successful listing of the shares of NeuroRx on an Exchange (any nationally recognized stock exchange or exchange platform in the world on which the Company will list its shares), GEM grants NeuroRx an option to require GEM to subscribe for shares from the Company for up to an aggregate value of approximately $95.6 million. The agreement also included certain provisions which would not meet the U.S. requirements to issue registered shares. If NeuroRx was listed or completes a private transaction which results in a change of control of the Company, NeuroRx would issue GEM a warrant and pay a commitment fee of $1.9 million. Absent a listing of NeuroRx shares or a private transaction with a change of control during the three-year term, NeuroRx would have no obligations under the agreement. The reverse merger contemplated by the Merger Agreement would not have resulted in a listing of NeuroRx shares or a change in control.

In November 2020, GEM introduced NeuroRx to BRPA. To resolve uncertainties around the application of the GEM Agreement post-Merger, NeuroRx and GEM agreed in March 2021 to issue a warrant to GEM and for the parties to use their good faith efforts to amend the GEM Agreement to meet U.S. requirements to issue registered shares. The warrant is not conditional upon any further events or completion of the merger.

The warrant was issued March 28, 2021, for 3,329,812 shares of NeuroRx common stock at an exercise price of $3.19 per share (the “GEM Warrant”) and the parties agreed that GEM would immediately partially exercise the warrant for the purchase of 1,496,216 shares (“Initial Exercised Shares”) for $7,500,018. The GEM Warrant were valid for a period of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

three years from the date NeuroRx’s stock is listed for trading on a national securities exchange or consummation of a reverse merger transaction of the type contemplated by the Merger Agreement.

This contingent liability at December 31, 2020, represented an obligation that resulted in the issuance of certain equity at a discounted per share price. As the amount was deemed probable and estimable at December 31, 2020, NeuroRx recorded a liability of $39,486,139 to reflect the fair value of the GEM Warrant. On March 28, 2021, NeuroRx recorded additional settlement liability of $21,365,641 to reflect the change in the fair value of the Company’s common stock. On March 28, 2021, NeuroRx reclassed the settlement liability to equity upon the issuance of the GEM Warrant.

NeuroRx was required to register the Initial Exercised Shares on (a) the same registration statement on Form S-4 (or such other registration statement, if changed) in connection with the Merger, or (b) such other registration statement in connection with any other transaction which results in a public listing of NeuroRx. In addition, no later than 90 days following the consummation of the Merger, the Company was required to file with the SEC a registration statement to register under the Securities Act the resale by GEM of all shares issuable under the GEM Warrant other than the Initial Exercised Shares, which was filed with the Company's S-1 in July 2021. The GEM Warrant also includes “piggyback” registration rights.

On July 27, 2021, GEM exercised the remaining GEM Warrant for the purchase of 1,833,596 shares (adjusted for the Merger, discussed in Note 10) for gross proceeds to the Company of $9,186,316 and the GEM Warrant was extinguished.

10. Equity

Common Stock

Upon closing of the Merger, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company authorized 500,000,000 shares of common stock with a par value $0.001. As discussed in Note 4, we have retroactively adjusted the shares issued and outstanding prior to May 24, 2021 to give effect to the Exchange Ratio established in the Merger Agreement to determine the number of shares of common stock into which they were converted.

The Company sold 3,238,338 and 3,642,515 shares of common stock during the three and nine months ended September 30, 2021, respectively, generating gross proceeds of $31,134,816 and $39,624,175, respectively. Of the 511,065 shares of common stock issued for the exercise of stock options, 185,472 shares of common stock are contingently issuable Earnout Shares and are excluded from the weighted average shares outstanding for computing EPS until the contingent conditions are satisfied. There are 1,044,453 shares of common stock issued pursuant to the GEM warrants which are contingently issuable Earnout Shares and are excluded from the weighted average shares outstanding for computing EPS until the contingent conditions are satisfied.

The Company issued 2,334,370 and 3,830,586 shares of common stock pursuant to warrants and Unit Purchase Options exercised during the three and nine months ended September 30, 2021, and received gross proceeds from the warrant exercise of $9,199,471 and $16,699,489, repectively. The Company issued 634,045 and 834,045 shares of common stock for consulting services during the three and nine months ended September 30, 2021, and recognized non-cash consulting expense in general and administrative expenses of $7,925,511 and $12,775,511, respectively.

The Company sold 292,534 and 343,378 shares of common stock during the three and nine months ended September 30, 2020, and received gross proceeds of $1,412,067 and $1,589,092, respectively.

The Company issued 1,138,199 shares of common stock to settle the notes conversion during the three and nine months ended September 30, 2020 and recorded a loss of $306,641.

Pursuant to the Merger Agreement, BRPA and EarlyBirdCapital, Inc., the representative of the underwriters of BRPA’s initial public offering (“EBC”), entered into an amendment (“BCMA Amendment Agreement”) to the Business

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Combination Marketing Agreement, dated as of November 20, 2017 (“BCMA”), by and between BRPA and EBC. The BCMA Amendment Agreement provided that, in lieu of the cash fee payable to EBC pursuant to the BCMA, BRPA will issue to EBC at the Effective Time an aggregate of 200,000 shares of Common Stock and the BCMA (as amended by the BCMA Amendment Agreement) will terminate immediately following the Effective Time. The Company recognized the fair value of the 200,000 shares of Common Stock issued pursuant to the BCMA of $4,850,000 within general and administrative in the Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021. Refer to Note 12 for discussion of fair value measurement of the warrant liabilities.

Preferred Stock

Upon closing of the Merger, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company authorized 50,000,000 shares of preferred stock with a par value $0.001.

Series A, B-1, and B-1A Preferred Stock

Prior to the Merger, the Company had authorized and issued 1,000,000 shares of Series A convertible preferred stock, 1,050,695 shares of Series B-1 convertible preferred stock, and 316,848 shares of Series B-1A convertible preferred stock, par value of $0.001 per share, which was convertible into one share of common stock for each preferred share (collectively, the “Preferred Stock”) at any time, at the option of the holder. The Preferred Stock were not redeemable and the related stockholders were entitled to a subordinated liquidation preference should NeuroRx liquidate or wind up operations. The preferences also included voting rights on an as-converted basis, ride-along rights, and an anti-dilution provision. The liquidation preference was $1.00 per share for the Series A convertible preferred stock, $7.58 per share for the Series B-1 convertible preferred stock, and $6.82 per share for the Series B-1A convertible preferred stock, plus any declared but unpaid dividends. Upon an initial public offering or merger under certain conditions the Preferred Stock automatically converted into common stock.

On May 24, 2021, pursuant to the Merger (as described in Note 4), 2,367,543 outstanding shares of Preferred Stock were automatically converted into 7,480,836 shares of common stock pursuant to the Exchange Ratio.

Series B-2 Preferred Stock

In 2020, the Company authorized the issuance of 100,000 shares of Series B-2 Convertible Preferred Stock (the “B-2 Preferred Stock”), par value of $0.001 per share, convertible into one share of common stock for each share of B-2 Preferred Stock held. In March 2020, 4,167 shares of B-2 Preferred Stock were issued. The B-2 Preferred stock were not redeemable and the related stockholders were entitled to a subordinated liquidation preference should NeuroRx liquidate or wind up operations. The preferences also included voting rights on an as-converted basis, ride-along rights, and an anti-dilution provision. The liquidation preference was $12.00 per share plus any declared but unpaid dividends. The B-2 Preferred Stock could be converted into one share of common stock (subject to adjustments for stock splits, recapitalization) at any time, at the option of the holder. Upon an initial public offering or merger under certain conditions the B-2 Preferred Stock automatically converted into common stock.

On May 24, 2021, pursuant to the Merger (as described in Note 4), 4,167 outstanding shares of B-2 Preferred stock were automatically converted into 13,168 shares of common stock pursuant to the Exchange Ratio.

Common Stock Warrants

On March 28, 2021, NeuroRx issued 3,329,812 fully vested common stock warrants, exercisable at a per share price of $3.19 until they expire on March 27, 2024 to GEM (See Note 8). The fair value on the date of issuance was $60,851,779. Upon issuance, 1,496,216 warrants were immediately exercised generating gross proceeds of $7,500,018. On July 27, 2021, GEM exercised the remaining GEM Warrant for the purchase of 1,833,596 shares for gross proceeds of $9,186,316 and the GEM Warrant was extinguished.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Substitute Warrants

In connection with the Merger, each warrant of NeuroRx that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by BRPA and converted into the Substitute Warrants, based on the Option Exchange Ratio (of 4.96), and will continue to be governed by substantially the same terms and conditions, including vesting, as were applicable to the former warrant. Each Substitute Warrant will be exercisable for a number of whole shares of Common Stock equal to the product of the number of shares of NeuroRx common stock underlying such NeuroRx warrant multiplied by the Option Exchange Ratio, and the per share exercise price of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of NeuroRx common stock by the Option Exchange Ratio. As discussed in Note 4, this ratio incorporates the achievement of the Earnout Shares Milestone and Earnout Cash Milestone. The incremental shares above the Exchange Ratio (of 3.16) upon exercise would be held back pending the outcome of the contingencies and only released if such are achieved. The percentage of total shares of Common Stock subject to each Substitute Warrant that is vested immediately following the Effective Time will equal the percentage of total shares of NeuroRx common stock subject to each NeuroRx warrant that is vested immediately prior to the Effective Time.

In the event that either the Earnout Shares Milestone or the Earnout Cash Milestone does not occur prior to December 31, 2022, each Substitute Warrant will be adjusted such that the number of shares of Common Stock subject to each adjusted Substitute Warrant, the exercise price per share of each adjusted Substitute Warrant and the aggregate intrinsic value of each adjusted Substitute Warrant will equal the respective number of shares, exercise price per share and aggregate intrinsic value that would have resulted following the adjustment of the applicable underlying Substitute Warrant had the conversion of NeuroRx warrants into the Substitute Warrants been applied using the Exchange Ratio (3.16:1) as adjusted accordingly to reflect the impact of the respective milestone not being met. If neither the Earnout Shares Milestone nor the Earnout Cash Milestone occurs, each Substitute Warrant will be adjusted based on the Exchange Ratio.

If any Substitute Warrants are exercised prior to the earlier of (i) the date that both the Earnout Shares Milestone and Earnout Cash Milestone occur and (ii) December 31, 2022, a sufficient number of shares of Common Stock will be held back pending the applicable adjustment to such Substitute Warrants. Following the determination of that adjustment, NRx Pharmaceuticals will retain any shares forfeited by the warrant holder in connection with the adjustment and return any remaining shares to the warrant holder.

Upon the closing of the Merger, the outstanding and unexercised NeuroRx warrants became warrants to purchase an aggregate 4,909,066 shares of the Company’s common stock with an average exercise price of $2.45 per share. The Company accounted for the Substitute Warrants as a modification of the existing warrants.  Incremental fair value, measured as the excess, if any, of the fair value of the modified warrants over the fair value of the original warrants immediately before its terms are modified, is measured based on the fair value of the underlying shares and other pertinent factors at the modification date. The fair value of the original NeuroRx warrants and Substitute Warrants was determined using the Black-Scholes option-pricing model with the following assumptions for each:

	Original Warrants	Substitute Warrants
Strike price	$7.58-$15.84	$1.53-$3.19
Volatility rate	80.0%	80.0%
Risk-free rate	0.03%-0.32%	0.03%-0.32%
Expected term	0.57-4.42	0.57-4.42
Dividend yield	—	—

With respect to warrants held by certain members of our Board of Directors, the Substitute Warrants were determined to be within the scope of ASC 718 and were fully vested at the Effective Date. Further, the Substitute Warrants were determined to contain both service-based and performance-based vesting conditions (i.e., the achievement of the Earnout Cash Milestone and/or Earnout Shares Milestone). The Company determined it was not probable that the Earnout Cash Milestone or Earnout Shares Milestone would be met on the Effective Date and at September 30, 2021. Accordingly, the Company will only recognize incremental compensation cost related to the portion of the Substitute Warrants subject to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

service-based vesting conditions only. The Company will reevaluate the probability of the Earnout Cash Milestone and/or Earnout Shares Milestone being met and recognize any unamortized incremental compensation cost accordingly in the period during which it becomes probable the milestones will be met. The Company recognized incremental compensation on the modification date totaling $2,330,572 which was recognized in General and administrative in the Unaudited Condensed Consolidated Statements of Operations for nine months ended September 30, 2021. Unamortized compensation costs related to performance-based vesting conditions of the Substitute Warrants as of the modification date was $23,760,993.

With respect to the remaining outstanding warrants, the incremental fair value of the Substitute Warrants of $2,691,799 was recognized as a deemed dividend as the Company concluded there is a transfer of value from the common shareholders to the holders of the Substitute Warrants as the change in the number of underlying shares and the decreased exercise price would result in the common shareholders becoming more diluted if and when the Substitute Warrants are converted. As the Company is in an accumulated deficit position as of the modification date, the resulting deemed dividend is recorded as a reduction of additional paid-in capital with a corresponding offset recorded to additional paid-in capital (i.e., net impact to additional paid-in capital of $0). Further, in the event the Earnout Shares Milestone and Earnout Cash Milestones are met, the Company will recognize an additional deemed dividend of $24,379,657 and $3,068,732, respectively, if and when such conditions are met.

Assumed Public Warrants

Prior to the Merger, the Company had outstanding 3,450,000 Public Warrants. Each Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 per share. The Public Warrants became exercisable at the Effective Time and expire five years after the Effective Time or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time during the exercise period;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last sale price of the Company’s common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

Certain of the above conditions have not been met to redeem the Public Warrants. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

During the three months ended September 30, 2021, 1,144 Public Warrants were exercised for gross proceeds of $13,156.

Assumed Placement Warrants

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Merger, the Company had outstanding 136,250 Placement Warrants. The Placement Warrants are identical to the Public Warrants except that the Placement Warrants (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of its permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. The Company classifies the Placement Warrants as derivative liabilities in its Unaudited Condensed Consolidated Balance Sheet as of September 30, 2021. The Company measures the fair value of the warrants at the end of each reporting period and recognizes changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company recognized a loss on the change in fair value of the Placement Warrants for the three months ended September 30, 2021 and 2020 of $260,238 and $0, respectively. The Company recognized a gain on the change in fair value for the nine months ended September 30, 2021 and 2020 of $1,208,412 and $0, respectively. Refer to Note 12 for discussion of fair value measurement of the warrant liabilities.

The following table provides the activity for all warrants for the respective periods.

		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
	Total Warrants	Term	Exercise Price	Intrinsic Value
Outstanding as of December 31, 2020 (as previously reported)	620,055	11.08	$14.61	$22,127,594
Retroactive application of reverse recapitalization (Note 4)	2,455,415	—	(13.53)	—
Outstanding as of December 31, 2020, effect of Merger (Note 4)	3,075,470	4.34	1.09	150,955,963
Issued	3,329,812	3.00	3.19	111,082,528
Exercised	(1,496,216)	—	(3.19)	(49,913,766)
Outstanding as of March 31, 2021	4,909,066	3.74	$1.78	$244,574,345
Issued	3,586,250	5.00	11.50	45,724,688
Outstanding as of June 30, 2021	8,495,316	4.09	$6.63	$42,385,824
Issued	2,863,637	3.00	12.08	4,858,637
Exercised	(1,834,740)	—	(3.19)	(17,498,538)
Forfeited	(218,423)	—	(1.53)	(1,500,566)
Outstanding as of September 30, 2021	9,305,790	3.87	$9.09	$17,770,340

Assumed Unit Purchase Options

Prior to the Merger, the Company had outstanding options to purchase up to 600,000 Units exercisable at $10.00 per Unit (or an aggregate exercise price of $6,000,000) commencing at the Effective Time. Each Unit consists of one share of Common Stock, one Public Right and one-half of one Public Warrant. Each Public Right will convert into one-tenth (1/10) of one share of Common Stock upon exercise of the Units. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from November 20, 2017. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the Company's registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 23, 2021, the outstanding 600,000 Units were converted on a cashless basis into 499,630 shares of the Company’s common stock.

Conversion of Rights

Prior to the Merger, the Company had outstanding 6,900,000 and 272,500 Public Rights and Placement Rights, respectively. At the Effective Time, each holder of a right received one-tenth (1/10) of one share of Common Stock at the Effective Time, even if the holder of such right redeemed all shares held by it in connection with the Merger, resulting in the issuance of 717,250 shares of Common Stock to holders of such rights. No fractional shares were issued upon conversion of the rights. No additional consideration was paid at the Effective Time, as the consideration related thereto had been included in the original unit purchase price paid for by investors in the Company's Initial Public Offering or the concurrent private placement, as applicable.

August 2021 Private Placement

On August 23, 2021, the Company completed a Private Placement and issued 2,727,273 shares of common stock for a purchase price of $11.00 per share and the Preferred Investment Options (warrants) to purchase up to an aggregate of 2,727,273 shares of common stock for a purchase price of $12.00 per share until they expire on August 23, 2024. The aggregate gross proceeds to the Company from the Private Placement were approximately $30.0 million, before deducting placement agent fees and other offering expenses.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement with the purchasers of the Securities. The Company’s registration statement on Form S-1 to register the Securities became effective on September 15, 2021.

Transaction costs incurred related to the Private Placement include the following: (i) placement fees of $2,250,000 (ii) issuance of Preferred Investment Options to the placement agent to purchase up to an aggregate of 136,364 shares with an exercise price of $13.75 per share and a three year term with a fair value of $1,026,957, and (iii) legal, professional and printing fees of $391,781.

Preferred Investment Options (included in above warrants table)

The form of the Preferred Investment Option is a warrant. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $13.78, exercise price of $12.00, term of three years, volatility of 85.9%, risk-free rate of 0.43%, and expected dividend rate of 0%). The grant date fair value of these Preferred Investment Options was estimated to be $21,695,457 on August 23, 2021 and is reflected within additional paid-in capital as of September 30, 2021.

As noted above, the Company issued fully vested Preferred Investment Options to the placement agent with an exercise price of $13.75. As these Preferred Investment Options were issued for services provided in facilitating the Private Placement, the Company recorded the fair value of such Preferred Investment Options as a cost of capital on the issuance date. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $13.78, exercise price of $13.75, term of three years, volatility of 85.9%, risk-free rate of 0.43%, and expected dividend rate of 0%).

11. Stock-Based Compensation

2016 Omnibus Incentive Plan

Prior to the Merger, NeuroRx maintained its 2016 Omnibus Incentive Plan (the “2016 Plan”), under which NeuroRx granted incentive stock options, restricted stock awards, other stock-based awards, or other cash-based awards to employees, directors, and non-employee consultants. The maximum aggregate shares of common stock that was subject to awards and issuable under the 2016 Plan was 3,472,000.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Merger, each option of NeuroRx that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by BRPA and converted into an option to acquire an adjusted number of shares of Common Stock at an adjusted exercise price per share (the “Substitute Options”), based on the Option Exchange Ratio (of 4.96), and will continue to be governed by substantially the same terms and conditions, including vesting, as were applicable to the former option. Each Substitute Option will be exercisable for a number of whole shares of Common Stock equal to the product of the number of shares of NeuroRx common stock underlying such NeuroRx option multiplied by the Option Exchange Ratio, and the per share exercise price of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of NeuroRx common stock by the Option Exchange Ratio. As discussed in Note 4, this ratio incorporates the achievement of the Earnout Shares Milestone and Earnout Cash Milestone. The incremental shares above the Exchange Ratio (of 3.16) upon exercise would be held back pending the outcome of the contingencies and only released if such are achieved. The percentage of total shares of Common Stock subject to each Substitute Option that is vested immediately following the Effective Time will equal the percentage of total shares of NeuroRx common stock subject to each NeuroRx option that is vested immediately prior to the Effective Time.

In the event that either the Earnout Shares Milestone or the Earnout Cash Milestone does not occur prior to December 31, 2022, each Substitute Option will be adjusted such that the number of shares of Common Stock subject to each adjusted Substitute Option, the exercise price per share of each adjusted Substitute Option and the aggregate intrinsic value of each adjusted Substitute Option will equal the respective number of shares, exercise price per share and aggregate intrinsic value that would have resulted following the adjustment of the applicable underlying Substitute Option had the conversion of NeuroRx options into the Substitute Options been applied using the Exchange Ratio as adjusted accordingly to reflect the impact of the respective milestone not being met. If neither the Earnout Shares Milestone nor the Earnout Cash Milestone occurs, each Substitute Option will be adjusted based on the Exchange Ratio.

As stated in the Merger Agreement, if any Substitute Options are exercised prior to the earlier of (i) the date that both the Earnout Shares Milestone and Earnout Cash Milestone occur and (ii) December 31, 2022, a sufficient number of shares of Common Stock will be held back pending the applicable adjustment to such Substitute Options. Following the determination of that adjustment, NRx Pharmaceuticals will retain any shares forfeited by the option holder in connection with the adjustment and return any remaining shares to the option holder.

Upon the closing of the Merger, the outstanding and unexercised NeuroRx stock options became options to purchase an aggregate 2,895,423 shares of the Company’s Common Stock at an average exercise price of $5.10 per share. The Company accounted for the Substitute Options as a modification of the existing options. Incremental compensation costs, measured as the excess, if any, of the fair value of the modified options over the fair value of the original options immediately before its terms are modified, is measured based on the fair value of the underlying shares and other pertinent factors at the modification date. The fair value of the original NeuroRx options and Substitute Options was determined using the Black-Scholes option-pricing model with the following assumptions for each:

	Original Options	Substitute Options
Strike price	$1.00-$72.30	$0.20-$14.58
Volatility rate	80.0%	80.0%
Risk-free rate	0.07%-0.79%	0.07%-0.79%
Expected term	0.18-5.99	0.18-5.99
Dividend yield	—	—

The Substitute Options contain both service-based and performance-based vesting conditions (i.e., the achievement of the Earnout Cash Mileston and/or Earnout Shares Milestone). The Company determined it was not probable that the Earnout Cash Mileston or Earnout Shares Milestone would be met on the Effective Date and at September 30, 2021. Accordingly, the Company will only recognize incremental compensation cost related to the portion of the Substitute Options subject to service-based vesting conditions only. The Company will reevaluate the probability of the Earnout Cash Milestone and/or Earnout Shares Milestone being met and recognize any unamortized incremental compensation cost accordingly in the period during which it becomes probable the milestones will be met.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For vested Substitute Options, the Company recognized incremental compensation on the modification date totaling $1,014,640 of which $993,500 and $21,140 was recognized in General and Administrative and Research and Development, respectively, in the Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021. For unvested Substitute Options, the Company will recognize incremental compensation over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date, taking into consideration the probability of the achievement of the Earnout Cash Milestone and/or Earnout Shares Milestone. Incremental compensation costs related to unvested Substitute Options as of the modification date was $25,877,473.

2021 Omnibus Incentive Plan

At the Effective Time, the Company adopted the 2021 Omnibus Incentive Plan (the “2021 Plan”). As of September 30, 2021, 5,373,049 shares of Common Stock are authorized for issuance pursuant to awards under the 2021 Plan, inclusive of any shares of Common Stock subject to stock options, restricted stock awards or other awards that were assumed in the Merger and terminate as a result of being unexercised or are forfeited or repurchased by the Company, with the maximum number of shares to be added to the 2021 Plan equal to 5,373,049 shares of Common Stock. The Substitute Options do not reduce the number of shares authorized for grant under the 2021 Plan. As of September 30, 2021, 732,460 shares have been awarded and 4,640,589 shares remain available for issuance under the 2021 Plan. The 2021 Plan permits the granting of incentive stock options, restricted stock awards, other stock-based award or other cash-based awards to employees, directors, and non-employee consultants.

Option Awards

The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company is a public company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. Additionally, certain options granted contain terms that require all unvested options to immediately vest a) upon the approval of a New Drug Application (NDA) by the FDA for NRX-101, or b) immediately preceding a change in control of the Company, whichever occurs first.

The grant date fair value of employee and non-employee stock option awards is determined using the Black Scholes option-pricing model. The following assumptions were used during the following periods:

	September 30, 2021	December 31, 2020
Exercise price	$10.03-$23.41	$2.22-$3.07
Risk-free rate of interest	0.69%-1.24%	0.79%
Expected term (years)	5.25-6.5	4.69-5.9
Expected stock price volatility	80.0%-85.9%	80.0%
Dividend yield	—	—

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s employee and non-employee stock option activity under the Plan for the following periods:

			Weighted
		Weighted	average	Aggregate
	Number of	average	remaining	intrinsic
	shares	exercise price	term (years)	value
Outstanding as of December 31, 2020 (as previously reported)	486,755	$10.79	8.8	$19,571,655
Retroactive application of reverse recapitalization	1,927,548	(8.62)	—
Outstanding as of December 31, 2020, effect of Merger	2,414,303	$2.17	8.2	$53,659,966
Options granted	210,800	11.69	9.8	3,825,276
Forfeited	(198,400)	(2.22)	—	(6,587,328)
Outstanding as of March 31, 2021	2,426,703	$14.58	8.7	$30,388,510
Options granted	587,030	14.94	9.9	—
Forfeited	(89,280)	(7.86)	—	(339,082)
Exercised	(4,960)	(3.07)	—	(42,385)
Outstanding as of June 30, 2021	2,919,493	$5.25	9.0	$20,558,299
Options granted	82,890	13.68	9.9	—
Forfeited	(102,507)	(3.07)	—	(635,543)
Exercised	(511,065)	(2.22)	—	(3,602,645)
Outstanding as of September 30, 2021	2,388,811	$6.04	8.1	$12,447,723
Options vested and exercisable as of September 30, 2021	1,250,340	$1.86	6.2	$9,418,169

The aggregate intrinsic value in the above table is calculated as the difference between fair value of the Company’s common stock price and the exercise price of the stock options. The weighted average grant date fair value per share for employee stock and non-employee option grants during the three months ended and nine months ended September 30, 2021, respectively was $9.80 and $16.53. The weighted average grant date fair value per share for employee stock and non-employee option grants during the three months ended and nine months ended September 30, 2020, respectively was $11.62 and $4.44. At September 30, 2021, the total unrecognized compensation related to unvested employee and non-employee stock option awards granted, including unrecognized compensation costs related to Substitute Options of $25,877,473, was $32,644,383, of which the Company expects to recognize $8,152,105 over a weighted-average period of approximately 1.23 years.

The following table summarizes the Company’s recognition of stock-based compensation for the following periods:

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Stock-based compensation expense
General and administrative	$1,340,023	$64,604	$5,778,606	$182,073
Regulatory and process development	219,802	126,146	436,247	190,945
Total stock-based compensation expense	$1,559,825	$190,750	$6,214,853	$373,018

12. Fair Value Measurements

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the nine months ended September 30, 2021 and the year ended December 31, 2020. The carrying amount of accounts payable approximated fair value as they are short term in nature. The fair value of warrants issued for settlement and services are estimated based on the Black-Scholes model during the nine months ended September 30, 2021 and the year ended December 31, 2020. The carrying value of notes payable approximated the estimated fair values due to their recent issuances.

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the warrant liabilities and Earnout Cash contingent consideration represent Level 3 measurements. The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021	December 31, 2020
Liabilities:
Warrant liabilities (Note 10)	3	$775,263	$—
Earnout Cash liability (Note 4)	3	$26,283,238	$—

Warrant liabilities

The Company utilizes a Black-Scholes model approach to value the Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The significant unobservable inputs used in the Black-Scholes model to measure the warrant liability that are categorized within Level 3 of the fair value hierarchy are as follows:

	September 30, 2021	At Effective Time
Stock price on valuation date	$9.27	$11.62
Exercise price per share	$11.50	$11.50
Expected life	4.65	4.9
Volatility	85.9%	35.7%
Risk-free rate	0.9%	0.85%
Dividend yield	—%	—%
Fair value of warrants	$5.69	$3.78

A reconciliation of warrant liabilities is included below:

Fair Value
Balance as of December 31, 2020	$—
Additions pursuant to Merger	1,983,674
Gain upon re-measurement	(1,468,649)
Balance as of June 30, 2021	515,025
Loss upon re-measurement	260,238
Balance as of September 30, 2021	$775,263

Earnout Cash liability

The fair value of the Earnout Cash liability has been estimated using probability-weighted discounted cash flow models (DCFs) with significant inputs that are not observable in the market, including the probability of achievement, and thus

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

represents a Level 3 fair value measurement as defined in ASC 820. The DCFs incorporate Level 3 inputs including estimated discount rates that we believe market participants would consider relevant in pricing and the projected timing and amount of cash flows, which are estimated and developed, considering the uncertainties associated with the obligations.

A reconciliation of the Earnout Cash liability is included below:

Fair Value
Balance as of December 31, 2020	$—
Additions pursuant to Merger	25,520,195
Loss upon re-measurement	354,701
Balance as of June 30, 2021	25,874,896
Loss upon re-measurement	408,342
Balance as of September 30, 2021	$26,283,238

Fair Value on a Non-Recurring Basis

The fair value of the contingent Earnout Shares has been estimated using the trading price of our Common Stock at the Effective Time ($24.25), discounted based on the probability of the Earnout Shares Milestone being met as determined at the Effective Time, and thus represents a Level 2 fair value measurement as defined in ASC 820. The contingent Earnout Shares, if achieved, would be issued to legacy NeuroRx shareholders. The Earnout Shares are a fixed number of shares to be issued to such shareholders on a pro rata basis. The fair value of the contingent Earnout Shares were recognized as a deemed dividend. Upon closing of the Merger, the estimated fair value of the contingent Earnout Shares was $253,130,272 with such amount recognized as a deemed dividend. As the Company is in an accumulated deficit position as of the measurement date, the resulting deemed dividend is recorded as a reduction of additional paid-in capital with a corresponding offset recorded to additional paid-in capital (i.e., net impact to additional paid-in capital of $0).

13. Income Taxes

The Company recorded no provision or benefit for income tax expense for the nine months ended September 30, 2021.

For all periods presented, the pretax losses incurred by the Company received no corresponding tax benefit because the Company concluded that it is more likely than not that the Company will be unable to realize the value of any resulting deferred tax assets. The Company will continue to assess its position in future periods to determine if it is appropriate to reduce a portion of its valuation allowance in the future.

On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s consolidated financial statements for the nine months ended September 30, 2021. The Company continues to monitor any effects on its financial statements that may result from the CARES Act. Upon consummation of the Merger, a change in control was deemed to have occurred and the Company's net operating loss carrybacks could be subject to limitations.

The Company has no open tax audits with any taxing authority as of September 30, 2021.

14. Related Party Transactions

All related party transactions are governed by and implemented in accordance with the Company’s Related Person Transactions Policy which relates to the review, approval, ratification and disclosure of transactions or arrangements

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

between the Company and its directors, executive officers and other related persons, All Related Person Transactions are submitted to the General Counsel of the Company and the Chair of the Audit Committee for approval.

The Company licenses patents that are owned by Glytech, LLC (“Glytech”), pursuant to a license agreement (the “Glytech Agreement”). Glytech is owned by a co-founder and former Director of the Company, and therefore, a related party. The Glytech Agreement requires that the Company pay Glytech for ongoing scientific support and also reimburse Glytech for expenses of obtaining and maintaining patents that are licensed to NRx Pharmaceuticals. During the three months ended September 30, 2021 and 2020 the Company paid a co-founder $0 and $0, respectively, and during the nine months ended September 30, 2021 and 2020, $125,000 and $82,569, respectively, for continuing technology support services and reimbursed expenses. These support services are ongoing.

The Fourth Amendment to the Glytech Agreement, effective as of December 31, 2020, includes an equity value-triggered transfer of Excluded Technology from Glytech to NRx Pharmaceuticals. The Excluded Technology is defined in the Glytech Agreement as any technology, and any know-how related thereto, covered in the licensed patents that do not recite either D-cycloserine or lurasidone individually or jointly. This definition would cover pharmaceutical formulations, including some that NRx Pharmaceuticals considers “pipeline” or “future product” opportunities, that contain a combination of pharmaceutical components different from those contained in NRX-100 and NRX-101. The Excluded Technology will transfer to the Company for no additional consideration if aggregate the value of NRx Pharmaceuticals equity held by Glytech exceeds $50,000,000 on any date prior to August 6, 2022, based on the average daily value of the equity held by Glytech during a period of 20 consecutive days prior to such date. The Company believes the criteria have been met pending the registration of Glytech shares.

The CEO of the Company is a major shareholder in the Company. Therefore, his services are deemed to be a related party transaction. He serves the company on a full-time basis and has an employment agreement with the Company and received compensation of $68,750 and $128,750 during the three months ended September 30, 2021 and 2020, respectively, and $355,000 and $250,625 during the nine months ended September 30, 2021 and 2020, respectively. The services are ongoing.

Zachary Javitt provides services related to website, IT, and marketing support under the supervision of the Company’s Chief Commercial Officer, who is responsible for assuring that the services are provided on financial terms that are at market. The Company paid this family member a total of $28,580 and $19,585 during the three months ended September 30, 2021 and 2020, respectively, and $58,320 and $60,355 during the nine months ended September 30, 2021 and 2020, respectively.

In addition, the Company pays PillTracker for digital health product development required to track the use of Aviptadil in clinical trials. FDA guidance recommends such solutions and the FDA specifically directed the Company to implement a digital health tracking solution. Zachary Javitt and Jonathan Javitt are the chief executive officer and board chairman, respectively, of PillTracker. As PillTracker is a Related Person, all PillTracker agreements and transactions are submitted to the General Counsel of the Company and the Chair of the Audit Committee for approval in accordance with the terms of the Company’s Related Person Transactions Policy.

On July 26, 2021, the Company and PillTracker entered into a statement of work (“SOW”) under the Master Service Agreement dated April 1, 2020 (“MSA”). Under this SOW, PillTracker provides support for the inhaled ZYESAMI Phase 2/3 clinical trials by monitoring SP02 and Heart Rate in patients in a sub-study of the AVICOVID-2 clinical trial in the U.S. to determine the physiological effects of ZYESAMI vs. a placebo. PillTracker’s responsibilities include set-up, patient monitoring, and the provision of tablets and other necessary hardware. The total cost under the SOW is $157,110.

NRx Pharmaceuticals paid PillTracker $289,308 and $118,642 during the three months ended September 30, 2021 and 2020, respectively, and $685,066 and $118,642 during the nine months ended September 30, 2021 and 2020, respectively.

NRX PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Included in accounts payable were $138,501 and $149,067 due to the above related parties as of September 30, 2021 and December 31, 2020, respectively.

15. Subsequent Events

VaccineCo Agreement and Issuance of Additional Shares

On October 15, 2021, the Company entered into a Shareholder Agreement (“Agreement”) with Shimshon Hen and David Sepiashvili, each an Israeli citizen (collectively, the “Shareholders”) which sets out the framework for the establishment of a new joint venture between the Company and the Shareholders (“VaccineCo”) that will be responsible for the development and commercialization of the BriLifeTM vaccine (the “Vaccine”). The Agreement provides that the Company will hold 60% of the equity interest in VaccineCo with the Shareholders holding the remaining 40%. VaccineCo is expected to have a four-member board of directors (the “Board”), and the Company and the Shareholders will each be entitled to appoint two members to the Board. All financial decisions of the Board will require the consent of 75% of its members. Among others, the Agreement requires the Shareholders to:

–	take any and all necessary actions to support the negotiation and execution of an exclusive license agreement to the Company and/or VaccineCo for the development and marketing of the Vaccine;
–	assist in obtaining all permits, licenses and approvals from all local, regional and national governmental departments and other regulatory health authorities, including the European Medicines Agency and the World Health Organization, as applicable, which are necessary for the Company and/or VaccineCo to advance the current clinical trials of the Vaccine in the nation of Georgia and to commence clinical trials of the Vaccine in Ukraine and such other countries as the parties shall agree;
–	assist the Company and/or VaccineCo in furthering, organizing and/or commencing clinical trials of the Vaccine in each of the above mentioned countries;
–	market and sell the Vaccine, once approved, in all countries of the Caucasus region, Russia, Peru, and such other countries as the parties shall agree; and
–	pay 40% of all costs of developing, marketing, and selling the Vaccine.

In consideration for the Shareholders’ commencement of work under the Agreement, the Agreement provides that the Company will grant the Shareholders 4,000,000 shares of the Company’s Common Stock. On October 20, 2021, the Shares were issued by the Company to the Shareholders under the Company’s 2021 Omnibus Incentive Plan.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of NRx Pharmaceuticals’ financial condition and plan of operations together with NRx Pharmaceuticals' unaudited, condensed consolidated financial statements and the related notes appearing elsewhere herein. In addition to historical information, this discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. NRx Pharmaceuticals’ actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section entitled “Risk Factors” included elsewhere herein. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

On May 24, 2021, Big Rock Partners Acquisition Group ("BRPA"), a special purpose acquisition company, consummated the Agreement and Plan of Merger (as amended, the “Merger Agreement”) with NeuroRx, Inc., a Delaware corporation (“NeuroRx”), and Big Rock Merger Corp., a Delaware corporation and wholly-owned, direct subsidiary of BRPA (“Merger Sub”). Pursuant to the Merger Agreement, on May 24, 2021 (the “Closing Date”), which has been accounted for as a reverse recapitalization, Merger Sub was merged with and into NeuroRx, with NeuroRx surviving the merger (“Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). On the Closing Date, BRPA changed its name to NRX Pharmaceuticals, Inc. Unless the context suggests otherwises, references to “NRx Pharmaceuticals,” “NeuroRx”, “NRXP,” “we,” or the “Company” refer to NRX Pharmaceuticals, Inc. and, where appropriate, its subsidiaries.

NRx Pharmaceuticals is a clinical stage pharmaceutical company that is developing NRX-101, the first investigational oral therapeutic for the treatment of Acute Suicidal Behavior/Ideation (ASIB) in Bipolar Disorder and Aviptadil (reformulated as ZYESAMI®), an investigational intravenous and inhaled drug to treat respiratory failure in COVID-19.

The NRx Pharmaceuticals Antidepressant Regime was developed based upon 30 years of basic science and clinical expertise contributed by Prof. Daniel Javitt, PhD, MD, related to the role of the brain’s N-methyl-D-aspartate (NMDA) receptor in regulating human thought processes in general and in regulating depression and suicidality. The NRx Pharmaceuticals Antidepressant Regime begins with a single dose of ketamine, an FDA approved anesthetic, followed by approximately six weeks of daily oral NRX-101. NRX-101 is being developed and investigated as a rapid-onset and sustained treatment for acute suicidal crisis associated with bipolar depression. NRX-101 combines DCS, a NMDA receptor modulator, and lurasidone, a 5-HT2a receptor antagonist.

NRX-101 has been awarded Fast Track designation, Breakthrough Therapy designation, and a Special Protocol Agreement by the FDA. Peer-reviewed and published results from multiple Phase II clinical studies demonstrate a significant decline in symptoms of depression and suicidality following administration of DCS. Findings from one of these studies found that bipolar patients who were already receiving a 5-HT2a antagonist demonstrated more than a 50% reduction in symptoms of depression and a 75% reduction in suicidal ideation when ketamine and DCS were added to their treatment regimen. Side effects for patients in a Phase 2a combination study of DCS and 5HT2a included mild sedation, headaches and hypomania. Breakthrough Therapy designation was awarded based on the STABIL-B study (www.clinicaltrials.gov NCT02974010) that demonstrated a statistically significant advantage of NRX-101 vs. lurasidone (the current standard of care) in maintaining remission from depression and suicidality following a single stabilizing dose of ketamine.

In March 2020, the Company initiated development of RLF-100 ZYESAMI in partnership with Relief Therapeutics through a collaboration agreement (“Relief Agreement”). ZYESAMI is based on 50 years of research, pioneered by Professor Sami Said, on the role of Vasoactive Intestinal Peptide in preventing and treating acute lung injury by protecting the Type II cell in the lung. The rights to Dr. Said’s scientific work are licensed by the Company from the Research Foundation of the State University of New York.

On September 18, 2020, the Company entered into a collaboration agreement with Relief for the clinical development and, if approved, the sale of Aviptadil. The collaboration agreement provides for funding by Relief of certain clinical trials, formulation and manufacturing of Aviptadil as well as establishing specified sales territories for each party and share of the profits in those territories for “Product” as defined in the collaboration agreement. Relief has reimbursed the Company approximately $10.9 million for expenses but has subsequently declined to reimburse the Company for additional costs of the IV clinical trial, the inhaled use trial, formulation and manufacture of ZYESAMI, statistical analysis, and regulatory filings. The financial statements reflect $13.8 million in unreimbursed Research and Development costs in the nine months ended September 30, 2021, prior to the allocation of corporate overhead. Additional unreimbursed costs were reported for the year ended December 31, 2020. The Company advised Relief that the Company is funding those costs with other capital. On October 6, 2021, Relief filed a lawsuit against the Company. See Contractual Obligations and Commitments below.

In an open-label, single center trial at Houston Methodist Hospital, ZYESAMI demonstrated a statistically significant 9-fold advantage in probability of survival and recovery from respiratory failure compared to the standard of care among patients with COVID-19 Respiratory Failure.

On June 1, 2021, NRx Pharmaceuticals reported phase IIb/III study results of ZYESAMI in patients with respiratory failure due to critical COVID-19. The study failed to meet its primary endpoint of being alive and free of respiratory failure at day 60 without controlling for ventilation status or site of care (i.e. tertiary care hospital vs. community hospital), but did demonstrate a statistically significant increase in the likelihood that patients treated with ZYESAMI would be alive and free of respiratory failure at 60 days, compared to those treated with placebo when controlling for ventilation status and site of care. The clinical study did demonstrate a 2-fold, statistically-significant increased odds of surviving COVID-19 respiratory failture across all patients and sites of care when controlling for baseline severity of COVID-19 in each patient. This survival endpoint was a declared secondary endpoint of the clinical trial.

In November 2021, the FDA declined the Company’s application for Emergency Use Authorization for ZYESAMI. The Company continues to provide the FDA with new data from ongoing trials as such data become available and the FDA has stated that it remains committed to working with the Company on the development of ZYESAMI.

The Company expects to file a new drug application (NDA) based on the recently completed Phase 2b/3 clinical trial and additional clinical trials currently underway, including the National Institutes of Health ACTIV3b/TESICO trial (NCT 04843761). The Company plans to file for accelerated approval of ZYESAMI based on the IL-6 and RDR data in the two clinical studies. If granted approval, ZYESAMI would be the first medicine in the United States indicated specifically for patients suffering from critical COVID-19 with respiratory failure.

In July 2021, the nation of Georgia issued an emergency use authorization (EUA) for intravenous ZYESAMI (Aviptadil) for the treatment of critical COVID-19. Pursuant to this EUA, the Company has sent a team of physicians to Georgia to train local doctors to appropriately administer ZYESAMI and the effects of the medicine. The supply of intravenous doses by the Company is being discussed with the Georgia Ministry of Health and with the Ministries of Health of other nations in the Caucasus region.

On October 8, 2021, the Company submitted an updated manufacturing module to its FDA Investigational New Drug file documenting this change in manufacture and stability. On November 8, 2021, the FDA communicated with the Company that the manufacturing update had been reviewed and that no “clinical hold” items had been identified (this is the regulatory language that allows an investigational product to be given to patients). The Company initiated a parallel manufacturing process to conform to EU and UK standards. In October 2021, the Company announced that a European Qualified Person audit was conducted and no major deficiencies were identified, thus clearing ZYESAMI’s use in EU investigational programs.

Although the initial focus has been on the use of intravenous ZYESAMI, the Company has received permission from the FDA to test inhaled ZYESAMI in a phase 2/3 clinical trial for patients with early COVID-19 disease. The Company believes that the inhaled medicine will be more convenient for patients to self-administer than the intravenous drug, provided patients are still able to inhale normally and do not have inflammatory debris clogging the alveoli. This clinical trial commenced in January 2021 and is expected to conclude in the first half of 2022.

On July 11, 2021, the Company signed a Memorandum of Understanding (MoU) with the Government of Israel. The MoU allows for the Company to hold an exclusive, worldwide license to develop the BriLifeTM vaccine, a novel COVID-19 vaccine developed by the Israel Institute for Biological Research (IIBR). The vaccine is a self-propagating live virus vaccine based on World Health Organization sponsored research that resulted in the development of a successful vaccine against Ebola. The vaccine has demonstrated a statistically significant increase in COVID-neutralizing antibody (a sign of immunity to SARS-CoV-2) compared to placebo in phase 2a trials conducted in Israel. The vaccine has further shown indications of neutralizing antibody against variants of concern, including the Delta variant of the SARS-CoV-2 virus in early human and preclinical studies. The Company is commencing a registration trial of the vaccine in the nations of Georgia, Ukraine, Israel and additional countries. The IIBR will provide technical assistance for the clinical trial.

The Company has contracted with a GMP Viral Vector manufacturing partner to scale up the vaccine manufacturing. If the BriLife clinical trials are successful, and subject to the negotiation of definitive licensing agreements with the IIBR, the Company would have an exclusive license to commercialize the vaccine in exchange for agreed upon milestone and royalty payments.

Since inception, NRx Pharmaceuticals has incurred significant operating losses. For the three months ended September 30, 2021 and 2020, NRx Pharmaceuticals’ net loss was $20,773,099 and $5,161,712, respectively. For the nine months ended September 30, 2021 and 2020, NRx Pharmaceuticals’ net loss was $62,269,946 and $6,649,481, respectively. As of September 30, 2021, NRx Pharmaceuticals had an accumulated deficit of $152,449,666.

COVID-19 Outbreak

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. Aside from our COVID-19 related trials, as a result of the COVID-19 Outbreak most of our other trials have been halted. Except as otherwise discussed in the preceding sentence and otherwise in this Quarterly Report on Form 10-Q, there have been no material changes or impact of COVID-19 on our business. However, the full impact of the COVID-19 Outbreak continues to evolve as of the date hereof. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce.

Components of Results of Operations

Operating expenses

Research and development expenses

NRx Pharmaceuticals’ research and development expenses consist primarily of costs associated with NRx Pharmaceuticals’ clinical trials, salaries, payroll taxes, employee benefits, and equity-based compensation charges for those individuals involved in ongoing research and development efforts. Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received.

General and administrative expenses

General and administrative expense consists primarily of salaries, stock-based compensation, consultant fees, and professional fees for legal and accounting services.

Settlement Expense

Settlement expense consists primarily of settlement expenses related to the GEM Warrant. See Note 9 “Commitments and Contingencies – Share Subscription Facility Agreement – GEM” of the notes to the Company’s unaudited condensed consolidated financial statements included elsewhere in this report for further information.

Reimbursement of expenses from Relief Therapeutics

Reimbursement of expenses from Relief consists primarily of reimbursable expenses as part of the Relief Agreement.

Results of operations for the three months ended September 30, 2021 and 2020

The following table sets forth NRx Pharmaceuticals’ selected statements of operations data for the following periods:

	Three months ended September 30,		Change
	2021	2020	Dollars	Percentage

	(Unaudited)
Operating expenses:
Research and development	$6,275,911	$4,331,709	$1,944,202	45%
General and administrative	13,823,240	3,753,704	$10,069,536	268%
Reimbursement of expenses from Relief Therapeutics	—	(2,936,214)	$2,936,214	(100)%
Total operating expenses	20,099,151	5,149,199	$14,949,952	290%
Loss from operations	(20,099,151)	(5,149,199)	$(14,949,952)	(290)%

Other (income) expenses:
Interest expense	5,368	12,513	$(7,145)	(57)%
Change in fair value of warrant liability	260,238	—	$260,238	100%
Change in fair value of Earnout Cash liability	408,342	—	$408,342	100%
Total other (income) expenses	673,948	12,513	$661,435	(5,286)%
Loss before tax	(20,773,099)	(5,161,712)	$(15,611,387)	(302)%
Net loss	$(20,773,099)	$(5,161,712)	$(15,611,387)	(302)%

Operating expenses

Research and development expenses

For the three months ended September 30, 2021, NRx Pharmaceuticals recorded $6,275,911 of research and development expenses compared to $4,331,709 for the three months ended September 30, 2020. The increase of $1,944,202 related primarily to an increase of $1,278,166 in clinical trials and development expenses related to ZYESAMI (Aviptadil), an increase of $569,804 in other regulatory and process development expenses in, and an increase of $93,656 in stock-based compensation expense. The $6,275,911 and $4,331,709 of research and development expenses for the three months ended September 30, 2021 and 2020, respectively, include $219,802 and $126,146, respectively, of non-cash stock-based compensation.

General and administrative expenses

For the three months ended September 30, 2021, NRx Pharmaceuticals recorded $13,823,240 of general and administrative expenses compared to $3,753,704 for the three months ended September 30, 2020. The increase of $10,069,536 related primarily to $8,619,077 of consultant fees of which $7,925,511 relates to non-cash consulting fees paid in common stock, an increase of $1,275,419 in stock-based compensation expense, an increase of $1,618,271 in insurance expense, and an increase of $891,301 in other general and administrative expenses. The increase is partially offset by a decrease of $2,689,684 for warrant expense for warrants issued to board members for services. The $13,823,240 and $3,753,704 of general and administrative expenses for the three months ended September 30, 2021 and 2020, respectively, include $9,265,534 and $2,754,288, respectively, of non-cash stock based compensation, consulting fees and warrant expense.

Reimbursement of expenses from Relief Therapeutics

For the three months ended September 30, 2021, NRx Pharmaceuticals recorded $0 of reimbursement of expenses from Relief compared to $2,936,214 of reimbursement of expenses from Relief for the three months ended September 30, 2020.

Other (income) expenses

Interest expense

For the three months ended September 30, 2021, NRx Pharmaceuticals recorded $5,368 of interest expense compared to $12,513 for the three months ended September 30, 2020. The decrease of $7,145 related primarily to the accrued interest for outstanding notes during the period.

Change in fair value of warrant liability

For the three months ended September 30, 2021, NRx Pharmaceuticals recorded a loss of $260,238 related to the change in fair value of the warrant liability compared to $0 for the three months ended September 30, 2020. The decrease of $260,238 related to the increase in the fair value of the Placement Warrants assumed pursuant to the Merger Agreement.

Change in fair value of Earnout Cash liability

For the three months ended September 30, 2021, NRx Pharmaceuticals recorded a loss of $408,342 related to the change in fair value of the Earnout Cash liability compared to $0 for the three months ended September 30, 2020. The loss related to the increase in the fair value of the Earnout Cash liability pursuant to the Merger Agreement.

Results of operations for the nine months ended September 30, 2021 and 2020

The following table sets forth NRx Pharmaceuticals' selected statements of operations data for the following periods:

	Nine months ended September 30,		Change
	2021	2020	Dollars	Percentage

	(Unaudited)
Operating expenses:
Research and development	$13,843,895	$6,326,416	$7,517,479	119%
General and administrative	28,382,177	4,895,092	$23,487,085	480%
Settlement expense	21,365,641	—	$21,365,641	100%
Reimbursement of expenses from Relief Therapeutics	(771,244)	(4,957,145)	$4,185,901	(84)%
Total operating expenses	62,820,469	6,264,363	$56,556,106	903%
Loss from operations	$(62,820,469)	$(6,264,363)	$(56,556,106)	(903)%

Other (income) expenses:
Gain on extinguishment of debt	(120,810)	—	$(120,810)	-%
Interest expense	15,656	51,317	$(35,661)	(69)%
Change in fair value of warrant liability	(1,208,412)	—	$(1,208,412)	100%
Change in fair value of Earnout Cash liability	763,043	—	$763,043	100%
Change in fair value of embedded put	—	27,160	$(27,160)	-%
Loss on conversion of convertible notes payable	—	306,641	$(306,641)	-%
Total other (income) expenses	(550,523)	385,118	$(935,641)	243%
Loss before tax	(62,269,946)	(6,649,481)	$(55,620,465)	(836)%
Net loss	$(62,269,946)	$(6,649,481)	$(55,620,465)	(836)%

Operating expenses

Research and development expenses

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $13,843,895 of research and development expenses compared to $6,326,416 for the nine months ended September 30, 2020. The increase of $7,517,479 related primarily to an increase of $5,847,974 in clinical trials and development expenses related to ZYESAMI (Aviptadil), an increase of $1,405,167 in regulatory and process development expenses, and an increase of $245,302 in stock-based compensation expense. The $13,843,895 and $6,326,416 of research and development expenses for the nine months ended September 30, 2021 and 2020, respectively, include $436,247 and $190,945, respectively, of non-cash stock-based compensation.

General and administrative expenses

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $28,382,177 of general and administrative expenses compared to $4,895,092 for the nine months ended September 30, 2020. The increase of $23,487,085 related primarily to increases of $14,541,460 for consultant fees of which $12,775,511 relates to non-cash consulting fees paid in common stock, an increase of $5,596,533 in stock-based compensation expense of which $3,345,212 relates to modification of stock options and warrants pursuant to the Merger, an increase of $2,390,615 for insurance expense, an increase of $1,343,432 for legal and professional services, an increase of $1,130,578 for payroll expenses, and an increase $1,174,149 in other general and administrative expenses. The increase is partially offset by a decrease of $2,689,684 for warrant expense for warrants issued to board members for services. The $28,382,177 and $4,895,092 of general and administrative expenses for the nine months ended September 30, 2021 and 2020, respectively, include $18,554,117 and $2,871,757, respectively, of non-cash stock-based compensation, consulting fees and warrant expense.

Settlement expense

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $21,365,641 of settlement expense related to the GEM Warrant reflecting the incremental value through the date of issuance compared to $0 of settlement expense for the nine months ended September 30, 2020. Settlement expense is a non-cash expense.

Reimbursement of expenses from Relief Therapeutics

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $771,244 of reimbursement of expenses from Relief compared to $4,957,145 of reimbursement of expenses from Relief for the nine months ended September 30, 2020. NRx Pharmaceuticals has received $10,904,065 in total from Relief in accordance with the Relief Agreement.

Gain on extinguishment of debt

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $120,810 of gain on extinguishment of debt compared to $0 for the nine months ended September 30, 2020. The increase of $120,810 related to the forgiveness of the PPP Loan which resulted in a gain on extinguishment for the outstanding principal and accrued and unpaid interest.

Interest expense

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $15,656 of interest expense compared to $51,317 for the nine months ended September 30, 2020. The decrease of $35,661 related primarily to the conversion of convertible notes payable in 2020.

Change in fair value of warrant liability

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded a gain of $1,208,412 related to the change in fair value of the warrant liability compared to $0 for the nine months ended September 30, 2020. The increase of $1,208,412 related to the decrease in the fair value of the Placement Warrants assumed pursuant to the Merger Agreement.

Change in fair value of Earnout Cash liability

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded a loss of $763,043 of change in fair value of the Earnout Cash liability compared to $0 for the nine months ended September 30, 2020. The loss related to the increase in the fair value of the Earnout Cash liability pursuant to the Merger Agreement.

Change in fair value of embedded put

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $0 of change in fair value of embedded put compared to $27,160 for the nine months ended September 30, 2020. The decrease of $27,160 related primarily to the conversion of convertible notes payable in 2020.

Loss on conversion of convertible notes payable

For the nine months ended September 30, 2021, NRx Pharmaceuticals recorded $0 of loss on conversion of convertible notes payable compared to $306,641 for the nine months ended September 30, 2020. The decrease of $306,641 related to the loss on extinguishment which was recorded upon the conversion of the convertible notes payable in 2020 for the difference between the carrying value of the convertible notes, unamortized debt discount, and the fair value of the embedded put option, and the fair value of common shares issued.

Liquidity and Capital Resources

NRx Pharmaceuticals has generated no revenues, has incurred operating losses since inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. Until such time as NRx Pharmaceuticals is able to establish a revenue stream from the sale of its therapeutic products, NRx Pharmaceuticals is dependent upon obtaining necessary equity and/or debt financing to continue operations. NRx Pharmaceuticals cannot make any assurances that sales of ZYESAMI will commence in the near term or that additional financings will be available to it and, if available, on acceptable terms or at all. This could negatively impact NRx Pharmaceuticals' business and operations and could also lead to the reduction of NRx Pharmaceuticals' operations.

Reverse Recapitalization Merger and Subsequent Equity Issuances

Pursuant to the terms of the Merger Agreement, NeuroRx’s securityholders (including option holders and warrant holders) who own NeuroRx securities immediately prior to the Effective Time will have the contingent right to receive their pro rata portion of (i) an aggregate of 25,000,000 shares of Common Stock (“Earnout Shares”) if, prior to December 31, 2022, the NeuroRx COVID-19 Drug (i.e., ZYESAMI) receives emergency use authorization by the Food and Drug Administration (“FDA”) and NeuroRx submits and the FDA files for review a new drug application for the NeuroRx COVID-19 Drug (i.e., ZYESAMI) (the occurrence of the foregoing, the “Earnout Shares Milestone”), and (ii) an aggregate of $100,000,000 in cash (“Earnout Cash”) upon the earlier to occur of (x) FDA approval of the NeuroRx COVID-19 Drug (i.e., ZYESAMI) and the listing of the NeuroRx COVID-19 Drug in the FDA’s “Orange Book” and (y) FDA approval of the NeuroRx Antidepressant Drug Regimen (i.e., NRX-100/101) and the listing of the NeuroRx Antidepressant Drug Regimen (i.e., NRX-100/101) in the FDA’s “Orange Book,” in each case prior to December 31, 2022 (the occurrence of either of clauses (x) or (y), the “Earnout Cash Milestone”). If the Earnout Shares Milestone is achieved, the Earnout Shares will be issued within five (5) Business Days after the occurrence of the Earnout Shares Milestone. If the Earnout Cash Milestone is achieved, the Merger Agreement does not require the Earnout Cash to be delivered to NeuroRx securityholders within any specified period of time, and the board of directors of NRx Pharmaceuticals will use its good faith judgment to determine the date to pay the Earnout Cash. At September 30, 2021, the fair value of the Earnout Cash liability has been estimated to be $26,283,238. Upon closing of the Merger, the estimated fair value of the Earnout Shares was $253,130,272 with such amount recognized as a deemed dividend. As the Company is in an accumulated deficit position as of the measurement date, the resulting deemed dividend is recorded as a reduction of additional paid-in capital with a corresponding offset recorded to additional paid-in capital (i.e., net impact to additional paid-in capital of $0). The benefit of the contingent right to receive Earnout Cash for option and warrant holders occurs through the Option Exchange Ratio and therefore the amount of Earnout Cash for common stockholders is approximately $88,837,121.

In connection with the Merger, a number of subscribers (each, a “Subscriber”) purchased from the Company an aggregate of 1,000,000 shares of Common Stock (the “PIPE”), for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000 (the “PIPE Shares”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into prior to the Closing Date. The Company received $8,100,000 in net proceeds after transaction costs.

NRx Pharmaceuticals expects to continue to incur operating losses and net cash outflows until such time as it generates a level of revenue from sale or licensing of drug products to support its cost structure. There is no assurance that NRx Pharmaceuticals will achieve profitable operations and if achieved, whether it will be sustained on a continued basis.

NRx Pharmaceuticals intends to fund ongoing activities by raising additional capital through equity or debt financings. There can be no assurance that NRx Pharmaceuticals will be successful in raising that additional capital or that such capital, if available, will be on terms that are acceptable to NRx Pharmaceuticals. If NRx Pharmaceuticals is unable to raise sufficient additional capital, NRx Pharmaceuticals may be compelled to reduce the scope of its operations and planned capital expenditures.

The Company sold 3,238,338 and 3,642,515 shares of common stock during the three and nine months ended September 30, 2021, respectively, generating gross proceeds of $31,134,816 and $39,624,175, respectively.

The Company issued 2,334,370 and 3,830,586 shares of common stock pursuant to warrants and Unit Purchase Options exercised during the three and nine months ended September 30, 2021, and received gross proceeds from the warrant exercise of $9,199,471 and $16,699,489, respectively. The Company issued 634,045 and 834,045 shares of common stock for consulting services during the three and nine months ended September 30, 2021, respectively.

The Company sold 292,534 and 343,378 shares of common stock during the three and nine months ended September 30, 2020 and received gross proceeds of $1,412,067 and $1,589,092, respectively.

The Company issued 1,138,199 shares of common stock to settle the notes conversion during the three and nine months ended September 30, 2020 and recorded a loss of $306,641.

Cash Flow Summary for the nine months ended September 30, 2021 and 2020

The following table shows a summary of NRx Pharmaceuticals' cash flows for each of the periods shown below:

	Nine months ended September 30,
	2021	2020

	(Unaudited)
Net cash used in operating activities	$(26,423,097)	$(1,858,294)
Net cash used in investing activities	(6,612)	—
Net cash provided by financing activities	63,454,765	2,268,630
Net increase (decrease) in cash	$37,025,056	$410,336

Operating activities

During the nine months ended September 30, 2021, operating activities used $26,423,097 of cash, primarily resulting from a net loss of $62,269,946, reduced by non-cash charges of $39,789,826, including $21,365,641 of non-cash settlement expense related to the GEM Warrant, $12,775,511 of non-cash consulting fees paid in common stock, $6,214,853 of stock-based compensation expense and $763,043 change in fair value of earn out liability, partially offset by $1,208,412 of gain from the change in fair value of warrant liability, $120,810 of gain on the extinguishment of debt; and a decrease in operating assets and liabilities of $3,960,237.

During the nine months ended September 30, 2020, operating activities used $1,858,294 of cash, primarily resulting from a net loss of $6,649,481,  reduced by non-cash charges of $3,449,286, including $2,689,684 of warrant expense for warrants issued to board members for services, $306,641 of loss on conversion of notes payable, $373,018 of stock-based compensation expense, $35,198 of non-cash interest expense, and $16,475 of amortization of debt discount.

Investing activities

During the nine months ended September 30, 2021, investing activities used $6,612 of cash, primarily resulting from the purchase of computer equipment.

There were no investing activities for the nine months ended September 30, 2020.

Financing activities

During the nine months ended September 30, 2021, financing activities provided $63,454,765 of cash, primarily resulting from $27,358,223 from the issuance of common stock and preferred investment options in private placement, $16,699,489 from the issuance of common stock for the exercise of the GEM Warrants, and $11,049,628 for the effect of the Merger, net of transaction costs, and $9,623,899 from the issuance of shares of NRx Pharmaceuticals common stock, partially offset by a $1,100,000 repayment of notes payable assumed in the Merger and a $176,474 repayment of a note payable plus accrued and unpaid interest with a related party.

During the nine months ended September 30, 2020, financing activities provided $2,268,630 of cash, primarily resulting from $1,589,103 of proceeds from the issuance of shares of NRx Pharmaceuticals common and preferred stock and $629,523 of proceeds from notes payable.

Contractual Obligations and Commitments

See Note 9, Commitments and Contingencies, of the notes to NRx Pharmaceuticals’ unaudited condensed consolidated financial statements as of and for the three months ended and nine months ended September 30, 2021 included elsewhere in this report for further discussion of NRx Pharmaceuticals' commitments and contingencies.

Milestone Payments

Pursuant to the legal settlement with Sarah Herzog Memorial Hospital Ezrat Nashim (“SHMH”) in September 2018, which included the license of intellectual property rights from SHMH, an ongoing royalty of 1% to 2.5% of NRX-101 gross sales shall be due to SHMH, together with milestone payments of $250,000, upon completion of phase 3 trials and commercial sale of NRX-101. The milestone payments for developmental and commercial milestones range from $100,000 to $750,000. Annual maintenance fees range up to $150,000.

Off-Balance Sheet Arrangements

NRx Pharmaceuticals is not party to any off-balance sheet transactions. NRx Pharmaceuticals has no guarantees or obligations other than those which arise out of normal business operations.

Critical Accounting Policies and Significant Judgments and Estimates

NRx Pharmaceuticals' management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires NRx Pharmaceuticals to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. In accordance with GAAP, NRx Pharmaceuticals evaluates its estimates and judgments on an ongoing basis. The most significant estimates relate to the valuation of conversion features of convertible notes and common stock, the valuation of stock options and warrants and the valuation allowance of deferred tax assets resulting from net operating losses. NRx Pharmaceuticals bases its estimates and assumptions on current facts, historical experiences, and various other factors that NRx Pharmaceuticals believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

NRx Pharmaceuticals defines its critical accounting policies as those accounting principles that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which NRx Pharmaceuticals applies those principles. While its significant accounting policies are more fully described in Note 2 to its financial statements, NRx Pharmaceuticals believes the following are the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments.

Fair value of common and preferred stock

Prior to the Merger, in order to determine the fair value of shares of its common stock, the Company's board of directors considered, among other things, contemporaneous valuations of its common stock and preferred stock based on arms-length transactions with third party investors. Subsequent to the Merger, the Board determines the fair value of the Common Stock based on the closing market price on the date of grant.

Share-based compensation

Our stock-based awards are classified as equity (stock options and warrants). We recognize related share-based compensation expense based on the grant date fair value of the awards. We estimate the fair value of all stock-based awards using the Black-Scholes-Merton valuation model which requires the use of subjective assumptions that could materially impact the estimation of fair value and related compensation expense to be recognized. One of these assumptions include the expected volatility of our stock price. Developing this assumption requires the use of judgment. The Company, both prior to and after the Merger, lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. We also estimate the fair value of our common stock based on third party sales of our common stock

Warrant liability

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Placement Warrants was estimated using a Black Scholes valuation approach.

Earnout Cash liability

The fair value of the Earnout Cash liability has been estimated using probability-weighted discounted cash flow models (DCFs) with significant inputs that are not observable in the market, including probability of achievement, and thus represents a Level 3 fair value measurement as defined in ASC 820. The DCFs incorporate Level 3 inputs including estimated discount rates that we believe market participants would consider relevant in pricing and the projected timing and amount of cash flows, which are estimated and developed, considering the uncertainties associated with the obligations. This liability is most sensitive to change based on progress of clinical trials, results of such trials, ability to complete the patent application process, assessment of likelihood of approval from the FDA and United States Patent Office, and remaining time to December 31, 2022.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, we are not required to provide the information required by this Item.

Item 4. Controls and Procedures.

 (a) Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Acting Chief Financial Officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Acting Chief Financial Officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our Chief Executive Officer and Acting Chief Financial Officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms .

 (b) Changes in Internal Control Over Financial Reporting

Management has added resources to its accounting department and implemented a number of process changes to increase the overall control environment as a result of being a public company.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

On October 6, 2021, Relief filed a complaint in New York State Court, claiming that the Company failed to honor its obligations under the Collaboration Agreement. Relief’s complaint seeks several remedies, including damages for alleged breaches of the terms of the Collaboration Agreement.  We believe that the claims are baseless and without merit. However, the parties to the lawsuit have agreed to engage in an effort to amicably resolve the litigation and have agreed to hold a mediation in early January 2022. If the mediation does not resolve the dispute, the Company intends to defend itself vigorously and to prosecute significant counterclaims against Relief.

We may become involved in various legal actions incidental to our business. As of the date of this report, we are not involved in any other legal proceedings that we believe could have a material adverse effect on our financial position or results of operations.

Item 1A. Risk Factors.

Relief Therapeutics has filed a complaint against us regarding the implementation of our Collaboration Agreement.

We entered into a Collaboration Agreement with Relief (the “Collaboration Agreement”) on September 18, 2020. The Collaboration Agreement provided that Relief had the right to fund development costs related to Aviptadil for respiratory diseases in exchange for a predetermined division of profits and we had the right to continue its development program with other investor funds should Relief not provide funding. Shortly following the entry into the Collaboration Agreement, however, a number of disputes arose between Relief and the Company, including with respect to the scope of clinical trials of Aviptadil for treatment of COVID-19 respiratory failure and the stability of the original formulation for Aviptadil. In February 2021, Relief ceased funding further development of Aviptadil for treatment of COVID-19 and has refused to fund clinical trials for its inhaled use. Furthermore, Relief has not funded the cost of reformulation necessary to develop a shelf stable product (reformulation as ZYESAMI). On October 6, 2021, Relief filed a complaint in New York State Court, claiming that we failed to honor our obligations under the Collaboration Agreement. Relief’s complaint seeks several remedies, including damages for alleged breaches of the terms of the Collaboration Agreement. We believe that the claims are baseless and without merit. However, the parties to the lawsuit have agreed to engage in an effort to amicably resolve the litigation and have agreed to hold a mediation in early January 2022. If the mediation does not resolve the dispute, the Company intends to defend itself vigorously and to prosecute significant counterclaims against Relief. There can be no assurance, however, that we will be able to successfully resolve the dispute through mediation or that, in the event the dispute continues in litigation, that we will be successful in our opposition to Relief’s claims. In the event of an adverse ruling, there can be no assurance that we would not be required to pay damages in an amount that may have a material adverse effect on our business or business prospects.

We are no longer a “controlled company” under the corporate governance rules of Nasdaq. However, during the applicable phase-in periods we may continue to rely on exemptions from certain corporate governance standards, which limit the presence of independent directors on our Board of Directors or committees of the Board of Directors.

Previously, Jonathan Javitt and Daniel Javitt controlled the votes of the majority of our common stock. As a result, we were a “controlled company” for purposes of the Nasdaq corporate governance rules and were exempt from certain governance requirements otherwise required by Nasdaq, including requirements that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities

.

We are no longer a “controlled company” under the corporate governance rules of Nasdaq. Under the Nasdaq listing requirements, a company that ceases to be a “controlled company” must comply with the independent board committee requirements as they relate to the nominating and corporate governance and compensation committees no later than the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company, (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the Nasdaq listing requirements provide a 12-month phase-in period from the date a company ceases to be a “controlled company” to comply with the majority independent board requirement. At this time, the majority of our directors are independent, as are a majority of the members of each of our committees while the nominating and corporate governance committee is not made up solely of independent directors. Until we are fully subject to these requirements, however, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

 (b) Use of Proceeds from Public Offering of Common Stock

On July 12, 2021, our Registration Statement on Form S-1 (File No. 333-257438) was declared effective (“Registration Statement”). We filed the Registration Statement to permit certain holders of the shares of our Common Stock to resell such shares (the “Selling Securityholders”). We did not receive any proceeds from the sale of shares by the Selling Securityholders.

We also registered the issuance of an aggregate of 3,586,250 shares of our Common Stock upon the exercise of outstanding warrants. We will receive the proceeds from any exercise of warrants for cash. We intend to use the proceeds from the exercise of warrants for cash for general corporate, funding of clinical trial programs and working capital purposes.

On August 23, 2021, the Company completed a Private Placement and issued 2,727,273 shares of Common Stock for a purchase price of $11.00 per share and the Preferred Investment Options to purchase up to an aggregate of 2,727,273 shares of common stock for a purchase price of $12.00 per share until they expire on August 23, 2024. (collectively, the “Securities”) The aggregate gross proceeds to the Company from the Private Placement were approximately $30,000,000, before deducting placement agent fees and other offering expenses.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement with the purchasers of the Securities. The Company’s registration statement on Form S-1 to register the Securities was declared effective on September 15, 2021.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit Number	Description

10.1+	Statement of Work, dated July 26, 2021, between Pilltracker Ltd. and NeuroRx, Inc.

31.1+	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2+	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1+†	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2+†	Certification of Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101*

Interactive data files pursuant to Rule 405 of Regulation S-T: (i) Condensed Consolidated Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020; (ii) Unaudited Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 2021 and 2020 ; (iii) Unaudited Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the nine months ended September 30, 2021 and 2020; (iv) Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020; and (v) Notes to Unaudited Financial Statements

104	Cover Page Interactive Data File (formatted in iXBRL and contained in Exhibit 101)

+ Filed herewith.

† This certification is being furnished solely to accompany this Quarterly Report pursuant to 18 U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

* In accordance with Rule 406T of Regulation S-T, the XBRL-related information in Exhibit 101 to this Quarterly Report on Form 10-Q is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act, is deemed not filed for purposes of section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date: November 15, 2021	By:	/s/ James Brandon

Exhibit 10.1

STATEMENT OF WORK

For

Clinical Trial Support

This Statement of Work (“SOW”) is entered into on July 26, 2021, pursuant to a Master Services Agreement dated April 1, 2020, (the “MSA”) between NeuroRx, Inc., now a wholly-owned subsidiary of NRx Pharmaceuticals, Inc. (“NRx”), and PillTracker Ltd. (“PillTracker”) The terms and conditions of the MSA are incorporated into this Statement of Work by reference.

The scope of work outlined below is focused on support of inhaled Zyesami in phase 2/3 clinical trials by monitoring patients in a sub-study of the AVICOVID-2 clinical trial, in which PillTracker will continuously monitor SP02 and Heart Rate to determine the physiological effects of drug vs placebo.

It includes pre-trial setup and deployment of PillTracker’s platform and devices, ongoing service and support to the AVICOVID-2 clinical trial, and any necessary sourcing, logistics and distribution requirements needed to successfully support inhaled Zyesami. This study is currently intended to take place in the United States at pre-enrolled sites that are already participating in the study. All costs detailed below are estimates based on supporting a study in U.S., and do not include additional deployments to other countries. The total project is scoped at 625 hours, and is divided into two phasese (a) pre-development and (b) implementation phases as follows:

1.	Pre-trial setup:

The PillTracker development team will scout, procure, integrate and deploy an IoT suite for the purposes of supporting the patient-use of inhaled Zyesami in clinical trials. This includes setup of a mobile device management system, setup of a help-desk, software development and deployment configuration (Dev-ops), and other pre-launch costs.

If, during the setup phase, more than [10] hours of addition software development is required to adapt the software platform for the study, PillTracker will provide such development in excess of [10] hours on a time-and-materials basis at the following rates:

●	a blended rate of $72/hour for general development, and
●	$160/hour for the time of a Chief Technology Officer or senior software architect.

with such additional development work to be subject to a budget agreed in writing with NRx.

Total cost of all set up is $55,500, inclusive of any VAT. A detailed breakdown is provided in the price quote, issued below (Appendix A). Such setup costs to be paid as follows:

●	42,185 already paid upon issue of invoice 7014
●	$2,815 upon 1) execution of this SOW and 2) completion of work-hours
●	$5,500.00 is due upon initiation of the following deliverables:
●	Help-desk setup
●	Mobile Device Management System (MDM) setup
●	Training Video Creation
●	$5,000 upon completion of the above deliverables

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2.	Ongoing Patient Moitoring and Program Management, and ongoing project support:

Once actively supporting the trial, PillTracker will provide user account management/subscriptions, ongoing development operations and system administration, project management, logistics management, and a service helpline for clinical operators to access as they seek help with technical difficulties.

a.	Total cost of ongoing patient adherence and support is $53,500, inclusive of any VAT. Patient adherence and support shall be billed as follows:
o	$27,500 payable 30 days prior to the activation of the study, and
o	The balance in monthly installments in accordance with the detailed breakdown set forth in Appendix A.
b.	Total projected cost of program management is $28,050, inclusive of any VAT. Program management costs shall be paid monthy in accordance with the detailed breakdown provided in Appendix A.
3.	Provision of Hardware

PillTracker will procure all necessary IoT hardware for use in the Zyesami study, including tablets, nebulizers, pulse oximeters and any necessary accessories (up to thirty kits in total). Total projected cost is to be determined by the type of 4G-enabled Android OS tablet, cost of shipping, and any custom or duties associated with logistics. Projected cost for procuring tablets, nebulizers, ancillary parts and Pulse Oximeters is $20,060 inclusive of any VAT ($513.68 per patient). Cost of shipping and logistics is pass-through from PillTracker’s 3rd-party logistics partner, Stefanini Group, and is estimated at $52.27 per patient.

Hardware costs shall be billed as follows:

For production orders and procurement orders exceeding 10,000 USD:

o	50% of material costs to be paid within 14 days of receipt of invoice, as downpayment for production
o	Remaining 50% to be paid upon completion of production, within 14 days of receipt of invoice.

Orders smaller than $10,000 USD must be paid in advance to PillTracker, or as a passthrough cost to an approved vender.

The prices of Hardware may be changed with NRx’s written agreement.

A Quality Management System has been developed, and will accompany the delivery of the PillTracker Software Platform. This includes risk assessment, a set of standard operating procedures (SOP’s) necessary for quality assurance and a record for testing all PillTracker software modules according to these SOP’s. A Quality Agreement is in development between NRx and PillTracker, and will be executed prior to launch.

As part of this SOW, NRx accepts PillTracker’s “Terms of Use” policy and Privacy Policy, as such polices are set forth in Appendix B, in connection with the use of the PillTracker platform. The parties agree to amend the MSA as soon as practicable to include such policies.

All invoices sent in connection with this SOW shall be in a format and containing a level of detail reasonably sufficient for NRx to determine the accuracy of the computation of the amounts charged and that such amounts are being calculated in a manner consistent with this SOW. Documentation shall be

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provided for all time-and-material and other out-of-pocket expenses sufficient to allow NRx to verify the charges being made.

In no event shall the aggregate amount invoiced to NRx in connection with this SOW exceed the Total Project Cost set forth above without the prior written consent of NRx. PillTracker shall use all reasonable commercial efforts to maintain all variable costs within the budget set forth in Appendix A and to provide evidence of such efforts if requested.

Total Project Cost shall be: $157,110 U.S.D., inclusive of any VAT

Signatory Authority. Each individual executing this SOW on behalf of a Party warrants that: (a) he or she has read the MSA and this SOW, (b) he or she has authority to sign this SOW and to bind the represented Party to this Agreement, and (c) all necessary corporate and legal action to authorize such signing has been obtained.

Agreed to and Accepted By:

PillTracker, Inc.		NeuroRx, Inc.

/s/ Zachary Javitt		/s/ Alessandra Daigneault

Name: Zachary Javitt		Name:	Alessandra Daigneault

Title: CEO		Title:	General Counsel

Date:	7/26/2021	Date:	7/26/2021

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Appendix A: Price Quote for Substudy of AVICOVID-2
		Customer	NeuroRx, Inc.
		Study Drug	Inhaled Zyesami
		PQ#	AVIC-SUB.001
Preliminary Price Quote

Study size (patients)	30
treatment duration per patient (months)	1
Trial duration (FPI to LPO, calculated in months)	3
Time Buffer (months)	2
Individual Sites	2
Rating scales/forms	1	Dyspnea Rating Scale
Additional Languages besides English	0
Added IoT Features	1	1) Oxitone 1000 PulseOx 2) PocketNeb

BUDGET
Budget Item	Units	Unit Price	Unit type (billed per…)	Comments	Work Price
Study set-up services
Training Videos	1	$5,000.00	study	Training Videos for how to use each device and app in study.	$5,000.00

Help Desk Setup	1	$2,000.00	study	Subsequent Studies cost 2,000 (IE outpatient, inhaled)	$2,000.00
Mobile Device Management (MDM) Implementation	1	$3,500.00	study	On-time fee	$3,500.00

Additional Deployment, Update to Server to provide ASCII and SAS	1	$45,000.00	study		$45,000.00

Additional Software Features

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Belnded Software Development and wrap-around support (testing, PM, etc)		$72.00	person-hours

This is a bleneded, hourly rate for time and materials, estimated based on the type of software development that are likely to be requested. Prices are subject to small adjustments based on necessary expertise and skillset. All development to be scoped and agreed-to upon request from Sponsor

CTO hours		$160.00	person-hours		$0.00
					$0.00
					$0.00
Sub total					$55,500.00

Ongoing Patient Adherence and Support
PillTracker License/Subscription	30	$850.00	Patients		$25,500.00
PillTracker dashboard or EDC integration	2	$1,000.00	Sites		$2,000.00
Server Deployment, Cloud services, data storage	5	$1,000.00	monthly		$5,000.00
Monthly Data Delivery Reports	3.0	$7,000.00	monthly		$21,000.00
Sub total Revenues					$53,500.00
Projected Cost per randomized participant					$1,783

Ongoing Program management
Project Management	5	$4,500.00	months		$22,500.00
Device provisioning Management – Stefanini	3	$850.00	months		$2,550.00
Help Desk Support and Intervention Services – Stefanini	3	$1,000.00	months	24/7 English, 24/5 spanish	$3,000.00
Sub total Revenues					$28,050.00

Other Expenses (Hardware, provisioning, etc.)
PillTracker Hub (Tablet connected to PulseOx)	36	$513.68	patients	Nebulizers and Pulse Oximeters already ordered	$18,492.37
Oxitone Pulse Oximeter	30	$0.00		Credited form SOW-1`
Shipping Devices	30	$52.27	patients	Shipping devices to/from depot in Southfrield, MI	$1,568.00

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Sub total Revenues	$20,060.37

Total Revenues	$157,110.37

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Appendix B

PillTracker Privacy Policy:

https://www.dropbox.com/s/ip1jf0r53gvj9t9/4074178_1%20PillTracker%20Privacy%20Policy%20

July%202021%20%281%29.pdf?dl=0

PillTracker Terms of Use Policy:

https://www.dropbox.com/s/5acpjg381u1fwd5/4076148_1%20PillTracker%20Terms%20of%20Use

%20July%202021%20%281%29.pdf?dl=0

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PILLTRACKER TERMS OF USE

IMPORTANT INFORMATION: These Terms of Use (the "Terms" or this “Agreement”, in short) constitute a binding agreement between us, PillTracker 2015 Ltd., a company incorporated in Israel, company no. 516250628, operators of the PillTracker App (“PillTracker”, “we”, “us” or “our”) and you and govern your access to and use of our App (as defined below) and your Account (as defined below) (together, the "Platform"). Please read this Agreement carefully before activating your Account.

We may update these Terms at any time. If we make any changes that we deem material (in our reasonable discretion), we will notify you in accordance with the notification methods set forth in the “Notices” Section below prior to the change becoming effective. We encourage you to periodically review this page for the latest information on our Terms. Your use of the Platform following any amendment of these Terms will signify your assent to and acceptance of the revised Terms. If you do not agree to the Terms, your only remedy is to discontinue your use of the Platform.

1.	Notices

In connection with your use of the Platform, we may send you service announcements, administrative messages, and other information. You may opt out of some of those communications.

In order to contact us, you may use any of the following means of communication – PillTracker 2015, Ltd.,

•	email: ops@pilltracker.com
•	postal address:

HaRabi Mibachrach St. 16, AYEKA Offices, Tel Aviv – Yafo, 6684948, Israel

•	telephone number: [•],
•	or the “contact us” section in the App
2.	DEFINITIONS:

“Account” means an electronic account in your name in order to provide access to and use of the Platform.

“App” means the PillTracker mobile application available at Apple App Store ®, Google Play or other mobile or web application platforms or storefronts that allows access to the Platform provided by us for the holders of Accounts.

“Platform” means the PillTracker Cloud and database which manages user-facing technology, including the App, stores data, manages user-accounts and rule-based account access to data, and integrates with third-party services.

“User” means any holder of an Account, including you.

3.	THE PILLTRACKER PLATFORM

We provide you with access to and use of our Platform which helps patients and doctors collaboratively manage medication consumption and monitoring of symptoms

Changes to our Platform; Platform availability

We may, at our discretion, for any reason, update and change the Platform and the information displayed within the Platform from time to time. Such change may include redesign or modification of the

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organization, structure, specifications, “look and feel,” navigation, features and other elements of the Platform or any part thereof, as well as any other changes.

We do not guarantee that the Platform or any content provided, will always be available or be uninterrupted. We may suspend or withdraw or restrict the availability of all or any part of our Platform for business and operational reasons.

4.	YOUR ACCOUNT WITH US

In order to sign up to the App, you must create an Account with us.

PillTracker reserves the right to deny your access to the Platform immediately and with or without cause, including without limitation if we believe that you are in breach of these Terms for any reason whatsoever.

Creating an Account

a.	You must be 18 or older to register an Account.
b.	We, in our sole discretion, have the right to terminate or suspend your access to the Platform immediately and with or without cause.
c.	You acknowledge and accept that you are solely responsible for the security of your Account. To the maximum extent permitted by law, we will not be liable or accountable, nor shall we be deemed to have any liability or accountability, for any loss or damage regarding your failure to keep your Account information secret and protected.
d.	Furthermore, we have no control over your actions made or surveys sent using the Platform. With that in mind, we will have no liability to you or to any third-party for any claims or damages that may arise as a result of any actions that you engage in while using the Platform.
5.	YOUR USE OF THE PLATFORM
a.	License to You

Subject to these Terms and our policies (including policies made available to you within the Platform), we grant you a limited non-exclusive, non-transferable, non-sublicensable, revocable license to download, install access and use a copy of our App on a mobile device that you own or control, solely for your own personal purposes.

You acknowledge that your use of the Platform grants you no rights in or to the Platform or any of our intellectual property rights (including copyright, trademarks and patents) other than the rights relating to the Platform expressly granted to you under these Terms.

b.	Content and Marks

PillTracker or anyone acting on its behalf or associated with it is granted unlimited and transferable authority for the period of the account, without the need to pay royalties, transfer, maintain, display, copy and use any statistical information of any kind collected in connection with the use of the Platform for any purpose.

The content on the Platform, including without limitation, text, descriptions, products, software, graphics, all page headers, button icons, scripts, photos, videos, interactive features, Platform,

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and any other content on the Platform ("Content") and the trademarks, service marks and logos contained therein ("Marks"), are owned by or licensed to us.

Content in the Platform is provided to you “AS IS” for your information and personal use only and may not be used, copied, distributed, transmitted, broadcast, displayed, sold, licensed, de-compiled, or otherwise exploited for any other purposes whatsoever without our prior written consent. We reserve all rights not expressly granted in and to the Platform. If you download or print a copy of the Content for personal use, you must retain all copyright and other proprietary notices contained therein. You agree not to circumvent, disable or otherwise interfere with security-related features of the Platform or features that prevent or restrict use or copying of any Content or that enforce limitations on use of the Platform.

“PillTracker”, the PillTracker logo, and other Marks are trademarks of PillTracker or our affiliates’ Marks. All other trademarks, service marks, and logos used on our Platform are the trademarks, service marks, or logos of their respective owners.

This section shall survive any termination of these Terms.

c.	Unauthorized use

You must NOT:

(i)

Defame, stalk, bully, abuse, threaten, harass, abuse, intimidate, harm another person or engage in any other predatory behavior, including sending unwelcomed communications to others or engage in any other predatory, abusive or objectionable behavior, or incite others to commit violent acts, through or in connection with the Platform, including creating or displaying content that includes any of the foregoing.

(ii)	use or attempt to use another's Account;
(iii)

duplicate, license, sublicense, publish, broadcast, transmit, distribute, perform, display, sell, rebrand, or otherwise transfer information found in the Platform, except as permitted in these Terms, or as expressly authorized by us;

(iv)	reverse engineer, decompile, disassemble, decipher or otherwise attempt to derive the source code for any underlying intellectual property used to enable the Platform, or any part thereof;
(v)	attack the Platform via a denial-of-service attack or a distributed denial-of service attack;
(vi)	share other users' or third party's information without their express consent;
(vii)

use or launch any manual or automated system or software, devices, scripts robots, other means or processes to access, “scrape,” “crawl”, "cache", “spider” the Platform or any web page or other service contained in our Platform, or to access the Platform in a manner that sends more request messages to our servers in a given period of time than a human can reasonably produce in the same period by using a conventional on-line web browser;

(viii)	engage in “framing,” “mirroring,” or otherwise simulating the appearance or function of the Platform;
(ix)

attempt to or actually access the Platform by any means other than through the interfaces provided by us. This prohibition includes accessing or attempting to access the Platform using any third-party service, including the development of any such third-party software, and

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including the use of software-as-a-service Platforms that aggregate access to multiple Platform;

(x)	attempt to or actually override any security component included in or underlying the Platform, including without limitation content filtering techniques; or
(xi)	Interfere or disrupt the Platform, any servers or networks connected to the Platform, or the underlying software, including without limitation by way of uploading a virus or any other malware to such.
6.	THIRD PARTIES' LINKS, WEBSITES, AND PLATFORM

The Platform may contain links to third party websites, advertisers, Platform, special offers, or other events or activities that are not owned or controlled by us. We are not affiliated with those websites, have no control over those websites, and assume no responsibility for the content, privacy policies, or practices of any third-party websites. In addition, we will not and cannot censor or edit the content of any third-party site.

If you access any third party's website, service, or content from our Platform, you do so at your own risk. By using the Platform, you expressly release us (and our owners, employees, agents, affiliates, and/or licensors) from any and all liability or responsibility arising from your use of any third-party website, information, materials, products, or Platform, including any responsibility for monitoring any transaction between you and such third-party, other than as provided herein. PLEASE NOTE THAT YOUR RELATIONSHIP WITH THE THIRD-PARTY SERVICE PROVIDERS ASSOCIATED WITH YOUR THIRD-PARTY ACCOUNTS IS GOVERNED SOLELY BY YOUR AGREEMENT(S) WITH SUCH THIRD-PARTY SERVICE PROVIDERS. Accordingly, we encourage you to be aware when you have left the Platform and to read the terms and conditions and privacy policy of each other website that you visit.

7.	DISCLOSURE

We reserve the right to access, read, preserve, and disclose any information as we reasonably believe is necessary to:

(i)	satisfy any applicable law, regulation, legal process, subpoena or governmental request;
(ii)	enforce these Terms, including investigation of potential violations of it;
(iii)	detect, prevent, or otherwise address fraud, security or technical issues;
(iv)	cooperate with law enforcement authorities or prevent child exploitation;
(v)	respond to user support requests; or
(vi)	protect our, our users' or the public's rights, property or safety.
8.	DISCLAIMER

PillTracker does not warrant, endorse, guarantee or assume responsibility for any service, advertised or offered by a third party through the Platform or any hyperlinked website, or featured in any banner or other form of advertisement and PillTracker will not be a party to or in any way be responsible for

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monitoring any transaction between you and third-party providers of products or Platform, other than as provided herein.

PILLTRACKER DOES NOT PROVIDE (I) EMERGENCY MEDICAL OR OTHER FIRST RESPONDER SERVICES, (II) MEDICAL CARE, (III) MEDICAL ADVICE, OR (IV) MEDICATIONS. ONLY PHYSICIANS, PHARMACISTS, OR OTHER LICENSED AND AUTHORIZED PROFESSIONALS MAY PRESCRIBE OR PROVIDE MEDICATIONS AND THE DIRECTIONS CONCERNING MEDICATIONS. PILLTRACKER SHALL NOT BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST PILLTRACKER BY YOU AND/OR BY ANY THIRD PARTY, BASED ON THE PROVISION, OR LACK OF PROVISION OF, MEDICAL CARE, EMEREGNECY OR OTHER FIRST RESPONDER SERVICES, OR MEDICATIONS TO YOU OR ANY OTHER PARTY AS PART OF ITS PLATFORM.

PILLTRACKER SHALL NOT BE LIABLE FOR ANY MISPLACEMENT OF MEDICATION, REMOVAL OF MEDICATION, WRONG DOSAGE, FAILURE TO REFILL OR TAKE MEDICATIONS, OR FOR DRUG INTERACTIONS. IT IS YOUR RESPONSIBILITY TO TAKE YOUR MEDICATION. PILLTRACKER DOES NOT KNOW IF YOU ACTUALLY TOOK YOUR MEDICATION. PILLTRACKER IS NOT A DECISION SUPPORT SYSTEM AND DOES NOT CHECK FOR MEDICATION TO MEDICATION INTERACTIONS, MEDICATION TO FOOD INTERACTIONS, MEDICATION DOSAGES, MEDICATION FREQUENCIES OR ANY WAY TO DETERMINE IF THE MEDICATIONS ARE SAFE, EFFECTIVE OR APPROPRIATE FOR YOU.

WITHOUT LIMITING THE EXCLUSIONS AND DISCLAIMER OF THIS SECTION, UNDER NO CIRCUMSTANCES SHALL PILLTRACKER BE RESPONSIBLE OR LIABLE FOR ANY FAILURE BY YOU OR OTHERS TO TAKE MEDICATION ON TIME AND FOR ANY DIRECT OR INDIRECT CONSEQUENCES OF SUCH FAILURE, WHETHER OR NOT SUCH FAILURE IS RELATED TO THE MALFUNCTION OF THE SYSTEM. IN ADDITION, PILLTRACKER SHALL NOT BE LIABLE TO ANY CUSTOMER AND/OR ANY THIRD PARTY, BASED ON ANY SYSTEM INFORMATION, AND/OR ANY OTHER INFORMATION COLLECTED BY THE SYSTEM, RECEIVED BY PILLTRACKER, AND/OR USED BY PILLTRACKER AFTER COLLECTION.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, YOUR USE OF OUR PLATFORM IS AT YOUR OWN RISK. THE PLATFORM IS PROVIDED TO YOU "AS IS" AND ON AN "AS AVAILABLE" BASIS AND WITHOUT ANY KIND OF WARRANTY (EXPRESS OR IMPLIED). TO THE MAXIMUM EXTENT PERMITTED BY LAW, WE SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES AND CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF THE COURSE OF USING THE PLATFORM.

EXCEPT AS EXPRESSLY STATED IN OUR PRIVACY POLICY (Available HERE) WE DO NOT MAKE ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE SECURITY OF ANY INFORMATION YOU MAY PROVIDE OR ACTIVITIES YOU ENGAGE IN DURING THE COURSE OF YOUR USE OF THE PLATFORM.

9.	LIMITATION OF LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY LAW, WE SHALL NOT BE LIABLE FOR ANY LOSS OF MONEY, GOODWILL, REPUTATION, DATA, INTANGIBLE LOSSES, SPECIAL, INDIRECT, DIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, THAT RESULT FROM (I) THE USE OF,

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OR THE INABILITY TO USE, THE PLATFORM; (II) ANY CONDUCT OF ANY THIRD PARTY ON THE PLATFORM; OR (III) UNAUTHORIZED ACCESS, USE OR ALTERATION OF YOUR TRANSMISSIONS; EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

TO THE FULLEST EXTENT PERMITTED BY LAW, WE DO NOT ASSUME ANY LIABILITY OR RESPONSIBILITY FOR ANY (I) ERRORS, MISTAKES, OR INACCURACIES OF CONTENT, (II) PERSONAL INJURY OR PROPERTY DAMAGE, OF ANY NATURE WHATSOEVER, RESULTING FROM YOUR ACCESS TO AND USE OF THE PLATFORM, (III) ANY UNAUTHORIZED ACCESS TO OR USE OF OUR SECURE SERVERS AND/OR ANY AND ALL PERSONAL INFORMATION AND/OR FINANCIAL INFORMATION STORED THEREIN.

IN ANY EVENT AND WITHOUT LIMITING THE GENERALITY OF THIS SECTION TO THE EXTENT PERMITTED BY LAW YOU AGREE THAT OUR TOTAL LIABILITY TO YOU FOR ALL DAMAGES AND LOSSES SHALL NOT IN ANY CIRCUMSTANCES EXCEED NIS 100.

SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU.

10.	THIRD-PARTY RIGHTS; ASSIGNMENT

These Terms do not grant any rights or licenses, and any rights or licenses hereunder are not granted, to any third party, and may not be transferred or assigned by you, but may be assigned by us without restriction or notification to you.

11.	TERMINATION OR SUSPENSION OF YOUR ACCOUNT

You may terminate your use of our App at any time by deleting your Account. We reserve the right to terminate or suspend your Account or your access to the Platform, as set forth hereinabove.

12.	INDEMNITY

You agree to defend, indemnify and hold harmless us, our affiliates, and our and their respective owners, officers, directors, employees, agents, and/or licensors, from and against any and all claims, damages, obligations, losses, liabilities, costs and expenses (including but not limited to attorney's fees) arising from: (i) your use of the Platform; (ii) your violation of these Terms; (iii) your violation of any third party right, including without limitation any copyright, property, publicity or privacy right.

This defense, hold harmless and indemnification obligation will survive any termination of these Terms and your use of the Platform.

13.	GOVERNING LAW AND JURISDICTION

These Terms shall be governed and construed by the laws of the State of Israel, without respect to its conflict of laws principles. You agree to submit to the personal and exclusive jurisdiction of the courts located in Tel Aviv-Jaffa, Israel, and waive any jurisdictional, venue, or inconvenient forum objections to such courts.

SOME JURISDICTIONS MAY NOT ALLOW OR LIMIT SOME OF THE PROVISIONS OF THESE TERMS, SO THAT SUCH PROVISIONS MAY NOT APPLY TO YOU.

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14.	SURVIVAL

To the extent permitted by applicable law, all Sections of this Agreement which by their nature should survive termination will survive the termination of this Agreement, including, without limitation Sections 2 (Definitions), 5 (Your Use of the Platform), 7 (Disclosure), 8 (Disclaimer), 9 (Limitation of Liability), 12 (Indemnity),13 (Governing Law and Jurisdiction), 15 (General).

15.	GENERAL

We reserve the right to discontinue or modify any aspect of the Platform at any time. These Terms, together with the Privacy Policy (Available HERE), and any other legal notices published by us on the Platform, shall constitute the entire agreement between us concerning the Platform. If any provision of these Terms is deemed invalid by a court of competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions of these Terms, which shall remain in full force and effect. No waiver of any term of these Terms shall be deemed a further or continuing waiver of such term or any other term, and a party's failure to assert any right or provision under these Terms shall not constitute a waiver of such right or provision. YOU AND WE AGREE THAT ANY CAUSE OF ACTION ARISING OUT OF OR RELATED TO THE PLATFORM MUST COMMENCE WITHIN ONE (1) YEAR AFTER THE CAUSE OF ACTION ACCRUES. OTHERWISE, SUCH CAUSE OF ACTION IS PERMANENTLY BARRED.

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PILLTRACKER PRIVACY POLICY

The PillTracker Privacy Policy was last updated on July 25 2021.

Your privacy is important to us, and we are committed to making our practices regarding your personal data more transparent and fair. This Privacy Policy (“Policy”) explains how we, PillTracker 2015 Ltd., (“PillTracker”, “we”, “us” or “our”), an Israeli company with company no. 515365864, and our corporate affiliates, collect and process your personal data when you (“you” or “your”, the user of our Platform) access and use the mobile application (the “App”), our website (www.PillTracker.com) (the “Site”) and the products and services provided by us (which, together, are referred to as the “Platform”), and how we use such information and protect it. It is important that you read this privacy policy carefully so that you are fully aware of how and why we are using your data. We also want to make sure that you are aware of the options available to you when you access and use our Platform.

You are not legally required to provide us with any Personal Data (defined below), but without it we may not be able to provide you with the full range of services or with the best user experience when using our Platform. To learn more about the choices available to you, please read Section 11 below.

This privacy policy is provided in a layered format so you can click through to the specific areas set out below. Alternatively, you can download a pdf version of the policy here: LINK.

1.	THE PERSONAL DATA WE COLLECT AND PROCESS:	2
2.	DISCLOSURE OF YOUR INFORMATION TO THIRD PARTIES	4
3.	COOKIES AND OUR COLLABORATION WITH THIRD-PARTY AD NETWORKS	5
4.	COMMUNICATIONS	6
5.	TRANSFERS OF PERSONAL DATA	6
6.	DATA RETENTION	6
7.	HOW DO WE SECURE YOUR INFORMATION?	6
8.	PROTECTION OF CHILDREN’S PRIVACY	7
9.	RIGHTS OF INDIVIDUALS IN THE EUROPEAN ECONOMIC AREA	7
10.	RIGHTS OF CALIFORNIA RESIDENTS	8
11.	SUPPLEMENTAL PRIVACY NOTICE FOR NEVADA RESIDENTS	9
12.	DATA CONTROLLER/PROCESSOR	10
13.	CONTACT US	11
14.	CHANGES TO OUR PRIVACY POLICY	11
15.	ADDITIONAL NOTICES	11

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1.	THE PERSONAL DATA WE COLLECT AND PROCESS:

We collect contact information, technical data, profile data, communication data, content, and other data received from you. We use this personal data to provide, improve and secure our Platform; for analytics, marketing and sales purposes; to comply with applicable laws; and to support our legitimate interests.

a.	PillTracker collects two types of data:
i.

Personal data of participants in certain clinical studies or trials (“Participants”) that we process on behalf of the sponsors and facilitators of such clinical studies or trials, who incorporate our Platform into such clinical studies or trials (“Sponsors”). When PillTracker processes personal data on behalf of a Sponsor, PillTracker is the “processor” of the data under applicable law, and the Sponsor is the “controller”.

ii.

Data, including Personal Data, that we may collect from any other end users visiting the Site (“Controller Data”). This includes, for example, the e-mail address that a user provides when sending a message via the “Contact Us” section. Under applicable law, PillTracker is the “controller” of such data.

b.	Our Collection and Use of Processor Data

We receive and process information inserted by Participants into the App or provided to the Sponsor and forwarded to us (“Processor Data”). Because of the nature of the Platform, we do not control the information received. This information may contain any type of personal data, including first and last name, email address, phone number and other identifying information that the Participant may share with the Sponsor.

Subject to our contractual obligations with the Sponsors, we use any information that is qualified as Processor Data as follows:

●	For such purposes as requested or permitted by the Sponsors, or as reasonably required to perform our business.
●	To provide, maintain, and improve the Platform, including by analyzing the Platform and addressing security and quality assurance issues.
●	To enforce the terms of use or other legal terms that govern the Platform.
●	For other purposes requested or permitted by the Sponsors or their users, or as reasonably required to perform our business.
●	We may retain data received as Processor Data in aggregated and anonymised form, i.e. so that it can no longer be associated with any data subject, and does no longer qualify as personal data, for research or analytical purposes, to better understand how users access and use our App and Platform, and to measure and analyze the effectiveness of the services features and offerings, and to develop and improve them when necessary.
c.	Our Collection and Use of Controller Data

We collect the following categories of data (which, to the extent it relates to an identified or identifiable individual, constitutes “Personal Data”), under the applicable lawful basis (in brackets), and use it for the following purposes:

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d.	Personal data that is processed when you communicate with us (contractual performance, legitimate interests, consent):
●	When a Site visitor or end user interacts with our customer support representatives via email, telephone, bots, online or in person, we collect and process personal data, such as the name, mailing address, phone number, email address and contact preferences so we can provide customer service and support (contractual performance).
●	We also may create event logs that are useful in diagnosing product or app performance-related issues, and capture information relating to the support or service issue (legitimate interests).
e.	Information automatically collected or generated from a Participant’s use of the Platform (by cookies, web beacons and or similar technologies)

When a Participant interacts with our App, we may automatically collect information about the App use, including the frequency and scope of the respective use of the App, App interaction information, the content viewed (including advertisements clicked on), and cookie data.

Information about a Participant’s device and use of our Platform (including your IP address or device type) (legitimate interests)

●	We use this data to continuously improve our App and Site. We may also use it to develop, test and improve the systems, services and products we provide.
●	We also use this information to perform network communications, to administer our site and to support internal operations, including troubleshooting, data analysis, testing, research, statistical and survey purposes and as part of our efforts to keep our site safe and secure, for maintaining and analysing the function of the Platform’ features and offerings, advertisements, and e-mail communications, and to improve them when necessary.

Special categories of Personal Data

We do not intent to collect any special categories of Personal Data (this includes details about race or ethnicity, religious or philosophical beliefs, sex life, sexual orientation, political opinions, trade union membership, information about health and genetic and biometric data, information about criminal convictions and offences.

f.	Any personal data (legal obligation)

There may be situations where we are legally required to share personal data that we hold, for example, when a court order is submitted to share it with law enforcement agencies or a court of law.

g.	Anonymized or aggregated data

We may collect, use, and share anonymized or aggregated data such as statistical or demographic data for any purpose. Anonymized or aggregated data may be derived from personal data but is not considered personal data, as this data does not relate to an identified or identifiable person. For example, we may aggregate usage data to calculate the percentage of users accessing a specific platform feature. We may use anonymized or aggregated data indefinitely without further notice.

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h.	If you fail to provide Personal Data

Where we need to collect personal data by law, or under the terms of a contract we have with you and you fail to provide that data when requested, we may not be able to perform the contract we have or are trying to enter into with you (for example, to provide you with goods or services). In this case, we may have to cancel a product or service you have with us, but we will notify you if this is the case at the time.

PillTracker limits access to your personal information by PillTracker personnel to those whom we believe reasonably need that information to provide products or services to you or in order to do their jobs.

i.	Change of Purpose

We will only use your Personal Data for the purposes for which we collected it, unless we reasonably consider that we need to use it for another reason and that reason is compatible with the original purpose.

If we need to use your Personal Data for an unrelated purpose, we will notify you and we will explain the legal basis which allows us to do so.

Please note that we may process your Personal Data without your further acknowledgment or consent, in compliance with the above rules, where this is required or permitted by law.

2.	DISCLOSURE OF YOUR INFORMATION TO THIRD PARTIES

We share your data with our customers and in accordance with legal compliance.

We value your privacy and will not share your personal information except with the parties set out below for the purposes indicated in Section 1 above. We make sure they adhere to the same standards of data protection that we do.

Disclosure of Processor Data:

●	With the respective Sponsors. We may disclose certain Participant related data to the relevant Sponsors, as requested or permitted by our Sponsors or their users, or as reasonably required to provide our services.

Disclosure of Controller Data:

●	We may disclose Personal Information (i) as a response to a legal request (such as a court order, search warrant, or subpoena) if we believe that we are required to do so by applicable law; or (ii) when we believe that such disclosure or use is necessary in order to: reveal, prevent and address fraud, intellectual property infringement, piracy, or other illegal activities; enforce this Policy or our Terms of Use, including in order to investigate potential breaches; protect our rights, property or safety, or those of our users or from members of the public from harm, as required or permitted by law; and prevent death or imminent bodily harm. In such events, PillTracker may disclose a name, address, country, phone number, email address and company name.
●	Third parties to whom we may choose to sell, transfer, or merge parts of our business or our assets. Alternatively, we may seek to acquire other businesses or merge with them. If a change happens to our business, then the new owners may use your personal data in the same way as set out in this Policy. If we believe that such change in control might materially affect your Personal Data then stored with us, we will notify you of this event and the choices you may have via e-mail or prominent notice on our Platform.

We require all third parties to respect the security of your personal data and to treat it in accordance with the law. We do not allow our third-party service providers to use your personal data for their own purposes and

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only permit them to process your personal data for specified purposes and in accordance with our instructions.

Non-Personally Identifiable Information.

●	We may also share aggregated or non-personally identifiable information that we collect under any of the above circumstances with our business partners, affiliates or other third parties to develop and deliver targeted advertising on our websites and on websites of third parties. We may also share aggregated information with third parties, including advisors, advertisers and investors, for the purpose of conducting general business analysis. For example, we may disclose to our advertisers the number of users of our App, visitors to our website and the most popular features or services accessed. This information does not contain any personal information and may be used to develop website content and services that we hope you and other users will find interesting and to customise content and advertising.
3.	COOKIES AND OUR COLLABORATION WITH THIRD-PARTY AD NETWORKS

We and our service providers use cookies and other technologies for performance, tracking, analytics and personalization purposes.

Our Site, Platform and some of our service providers utilize “cookies”, anonymous identifiers and other tracking technologies which help us provide, secure and improve our Platform, personalize your experience and monitor the performance of our activities and campaigns. A “cookie” is a small text file that is used, for example, to collect data about activity on our Platform. Some cookies and other technologies serve to recall Personal Data, such as an IP address, previously indicated by the Participant, Sponsor or end user. We recommend the use of cookies for an optimal user experience of our Platform

Most browsers allow you to control cookies, including whether or not to accept them and to remove them. You may set most browsers to notify you if you receive a cookie, or you may choose to block cookies with your browser. However, if you refuse to accept cookies, you won’t be able to access and take advantage of many features of our Platform properly.

The types of cookies we use are set out below:

1.	Performance Cookies: This type of cookie helps us to secure and maintain our Platform, and remembers your preferences for features on the Platform, so you don’t have to re-set them at every visit.
2.

Analytics Cookies: Every time someone visits our Platform, the analytics services we use generate cookies which can tell us whether or not you have visited the users in the past, and provide additional information regarding how users use our Platform (such as where users tend to click on our Platform, or how often they visit). Your browser will tell us if you have these cookies and, if you don’t, we generate new ones.

3.	Registration Cookies: When you register and sign into our Platform, we generate cookies that let us know whether you are signed in or not, and maintain your login session.
4.

Third Party Integration Cookies: Within our Platform, third parties may also set their own cookies. They do this to track the performance of their applications that are integrated with our Platform, or to customize their services for you. Because of how cookies work, we cannot access these cookies, nor can these third parties access the data in other cookies that we use on our Platform.

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4.	COMMUNICATIONS

We engage in service and promotional communications, through e-mail, phone, SMS and notifications.

Service Communications: We may contact you with important information regarding our Service. For example, we may send you notifications (through any of the means available to us) of changes or updates to our Service, billing issues, service changes, log-in attempts or password reset notices, as well as training materials. You can control your communications and notifications settings from your Account settings. However, please note that you will not be able to opt-out of receiving certain service communications which are integral to your use (like password resets or billing notices).

5.	TRANSFERS OF PERSONAL DATA

We store your data in the place of the study, in coordination with the Sponsor.

We are headquartered in Israel. Please be aware that we may need to transfer your information, including your Personal Data, to the United States of America and other jurisdictions as necessary for the proper delivery of our Platform through certain third parties that we use to operate and manage the App and the Platform.

Whenever we transfer your personal data out of the EEA, we ensure a similar degree of protection is afforded to it by ensuring at least one of the following safeguards is implemented: Where we use certain service providers, we may use specific contracts approved by the European Commission which give personal data the same protection it has in Europe.

Please Contact us if you want further information on the specific mechanism used by us when transferring your personal data out of the EEA.

6.	DATA RETENTION

We retain your data for as long as necessary for the performance of our Service or for supporting and exercising our legitimate interests, and in accordance with our legal obligations.

PillTracker will retain your information only for as long as is necessary for providing you our Platform or for as long as your account is active, for satisfying any legal, accounting, or reporting requirements, or for the relevant term under the respective statute of limitation that may apply to the relationship between you and us.

To determine the appropriate retention period for personal data, we consider the amount, nature, and sensitivity of the personal data, the potential risk of harm from unauthorised use or disclosure of your personal data, the purposes for which we process your personal data and whether we can achieve those purposes through other means, and the applicable legal requirements.

If you have any questions about our data retention policy, please contact us by email at privacy@pilltracker.com].

7.	HOW DO WE SECURE YOUR INFORMATION?

We secure your Personal Data using industry-standard administrative, technical, and physical measures.

We consider data security a top priority and we do our best to keep your Personal Data secure. We have put in place appropriate security measures to prevent your personal data from being accidentally lost, used or accessed in an unauthorised way, altered or disclosed. Such measures include:

⮚	Encrypting all of our services using SSL.

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⮚	Encrypting of data at rest
⮚	Employing firewalls and intrusion detection systems.
⮚	Practicing administrative, technical, and physical security procedures to help protect the information you provide us.

In addition, we limit access to your personal data to those employees, agents, contractors and other third parties who have a business need to know. They will only process your personal data on our instructions and they are subject to a duty of confidentiality.

We have put in place procedures to deal with personal data breach (whether such breach is actual or a probable threat) and will notify you and any applicable regulator of a breach where we are legally required to do so.

Please keep in mind that no method of transmission over the Internet, or method of electronic storage, is 100% secure. As a result, although we strive to protect your personal information, we cannot promise or guarantee that such information will be immune from any wrongdoings, malfunctions, unlawful interceptions or access, or other kinds of abuse and misuse.

If you have reason to believe that your interaction with us is no longer secure (for example, if you feel that the security of any account you might have with us has been compromised), please immediately notify us of the problem by contacting us in accordance with the “Contact Us” section above.

8.	PROTECTION OF CHILDREN’S PRIVACY

Our Platform is not directed towards children under the age of 13.

Our Platform is not directed to children under thirteen (13) years. We do not knowingly collect Personal Data from children and do not wish to do so.

If it comes to our attention through reliable means that a registered user is a child under thirteen (13) years of age, we will make all efforts to promptly delete any Personal Data stored with us with regard to such child. If you believe that we might have any such data, please contact us by email at privacy@pilltracker.com

9.	RIGHTS OF INDIVIDUALS IN THE EUROPEAN ECONOMIC AREA

Individuals have certain rights concerning their Personal Data. You may exercise these rights by contacting us.

If you reside in the European Union, you have certain rights under European Data Protection Law with respect to your personal data. You have the right to:

1.

Request access to your personal data (commonly known as a “data subject access request”). This enables you to receive a copy of the personal data we hold about you and to check that we are lawfully processing it.

2.

Request correction of the personal data that we hold about you. This enables you to have any incomplete or inaccurate data we hold about you corrected, though we may need to verify the accuracy of the new data you provide to us.

3.

Request erasure of your personal data. This enables you to ask us to delete or remove personal data where there is no good reason for us continuing to process it. You also have the right to ask us to delete or remove your personal data where you have successfully exercised your right to object to processing (see below), where we may have processed your information unlawfully or where we are required to

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erase your personal data to comply with local law. Note, however, that we may not always be able to comply with your request of erasure for specific legal reasons which, if applicable, will be notified to you at the time of your request.

4.

Object to processing of your personal data where we are relying on a legitimate interest (or those of a third party) and there is something about your particular situation which makes you want to object to processing on this ground as you feel it impacts on your fundamental rights and freedoms. You also have the right to object where we are processing your personal data for direct marketing purposes. In some cases, we may demonstrate that we have compelling legitimate grounds to process your information which override your rights and freedoms.

5.

Request restriction of processing of your personal data. This enables you to ask us to suspend the processing of your personal data in the following scenarios: (a) if you want us to establish the data’s accuracy; (b) where our use of the data is unlawful but you do not want us to erase it; (c) where you need us to hold the data even if we no longer require it as you need it to establish, exercise or defend legal claims; or (d) you have objected to our use of your data but we need to verify whether we have overriding legitimate grounds to use it.

6.

Request the transfer of your personal data to you or to a third party. We will provide to you, or a third party you have chosen, your personal data in a structured, commonly used, machine-readable format. Note that this right only applies to automated information which you initially provided consent for us to use or where we used the information to perform a contract with you.

7.

Withdraw consent at any time where we are relying on consent to process your personal data. However, this will not affect the lawfulness of any processing carried out before you withdraw your consent. If you withdraw your consent, we may not be able to provide certain products or services to you. We will advise you if this is the case at the time you withdraw your consent.

If you wish to exercise any of the rights set out above, or to delete your account, please contact us under privacy@pilltracker.com

You will not have to pay a fee to access your personal data (or to exercise any of the other rights). However, we may charge a reasonable fee if your request is clearly unfounded, repetitive or excessive. Alternatively, we may refuse to comply with your request in these circumstances

We may need to request specific information from you to help us confirm your identity and ensure your right to access your personal data (or to exercise any of your other rights). This is a security measure to ensure that personal data is not disclosed to any person who has no right to receive it. We may also contact you to ask you for further information in relation to your request to speed up our response.

We try to respond to all legitimate requests within one month. Occasionally it may take us longer than a month if your request is particularly complex or you have made a number of requests. In this case, we will notify you and keep you updated.

If you do not reside in the European Union but you believe that you have a right to restriction of processing or a right to object to processing under your local laws, please contact PillTracker at privacy@pilltracker.com

10.	RIGHTS OF CALIFORNIA RESIDENTS

We may collect personal information about California residents who are afforded additional rights under the California Consumer Privacy Act, Cal. Civ. Code §§ 1798.100 et seq. (the “CCPA”). California residents have

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the right to request that PillTracker (i) provide you with access to the Personal Information that we hold about you, (ii) correct your Personal Information, (iii) delete your Personal Data, and (iv) cease or restrict disclosures or sales of your Personal Data to third parties. You may request any of these by contacting us via email at privacy@pilltracker.com. Upon your request, we will verify that you are the person making this request and in order to do so, we may request identification documents from you.

You also have a right against discrimination for exercising any of these rights, which PillTracker is committed to upholding and honoring.

We do not “Sell” (as defined in the CCPA) your personal information which we have collected or may collect and in the event we will Sell your personal information, we will notify you by updating this Privacy Policy in accordance with Section 15 and we will provide you with the option of opting out of such “sale”.

11.	SUPPLEMENTAL PRIVACY NOTICE FOR NEVADA RESIDENTS

This Supplemental Privacy Notice for Nevada Residents adds to the information contained in the PillTracker Privacy Policy (above), and applies only to Nevada residents (“You,” “your” or “consumer”).

Personal Information Collection and Purposes of Use

We collect certain personal information of Nevada consumers through our Internet websites or other online service. This information includes one or more of the following elements of personally identifiable information:

●	A first and last name;
●	A home or other physical address that includes the name of a street and the name of a city or town;
●	An electronic mail address;
●	A telephone number;
●	A Social Security Number;
●	An identifier that allows a specific person to be contacted either physically or online;
●	Any other information concerning a person collected from the person through the Internet website or online service of the operator and maintained by the operator in combination with an identifier in a form that makes the information personally identifiable.

We collect this personal information for the following purposes:

●	To respond to your inquiries and to fulfill your requests;
●	To send you important information regarding our relationship with you or regarding this website, changes to our terms, conditions, and policies and/or other administrative information;
●	For audits, to verify that our internal processes function as intended and are compliant with legal, regulatory, or contractual requirements;
●	For fraud or crime prevention, and for technical security monitoring purposes;
●	To facilitate the development of new products and services;
●	To enhance, improve or modify our website or products and services;
●	For data analysis that will allow us to understand website usage trends;

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●	To determine the effectiveness of our promotional campaigns, so that we can adapt our campaigns to the needs and interests of our users;
●	To better understand you, so that we can personalize our interactions with you and provide you with information and/or offers tailored to your interests.

Your Privacy Rights

Right to access and/or correct your personal information or opt out of sale of personal information.

If you would like to review, correct, or update your personal information, you or your authorized representative may submit your request via email to privacy@nrxpharm.com. We will respond to your verified request as soon as reasonably practicable, but no later than sixty (60) days after receipt. If circumstances cause any delay in our response, you will be promptly notified and provided a date for our response.

We generally do not disclose or share personal information for profit. Under Nevada law, you have the right to direct us to not sell or license your personal information to third parties. To exercise this right, if applicable, you or your authorized representative may submit a request via email to privacy@pilltracker.com. We will respond to your verified request as soon as reasonably practicable, but no later than sixty (60) days after receipt. If circumstances cause any delay in our response, you will be promptly notified and provided a date for our response.

Contact Us

You can contact us with questions about this Privacy Notice for Nevada Residents or to exercise your rights as described in this Notice.

Email address: privacy@pilltracker.com

Mailing address:

PillTracker, Ltd., ATTN: Privacy & Data Protection Officer

HaRabi MiBachrach St. #16

Ayeka Offices

Tel Aviv – Yafo, 6684948

Israel

12.	DATA CONTROLLER/PROCESSOR

We are the Data Controller of our site visitors’ and customers’ Personal Data; we are the Data Processor of any Personal Data contained in Participant Data processed on behalf of our Sponsor.

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Certain data protection laws and regulations, such as the GDPR, typically distinguish between two main roles for parties processing Personal Data: the “Data Controller”, who determines the purposes and means of processing; and the “Data Processor”, who processes the data on behalf of the Data Controller. Below we explain how these roles apply to our Platform, to the extent that such laws and regulations apply.

PillTracker is the “Data Controller” of its site visitors’ and customers’ Personal Data, and with respect to which assumes the responsibilities of Data Controller (solely to the extent applicable under law), as set forth in this Privacy Policy.

Any Personal Data that PillTracker receives through any surveys performed by a Sponsor, or PillTracker otherwise obtains any Personal Data and processes it solely on the Sponsor’s behalf, such Sponsor shall be deemed the “Data Controller” of this data, and PillTracker shall be deemed as its “Data Processor”. This means that in such cases we process such Participants’ data on behalf of our Sponsor and in accordance with its reasonable instructions. The Sponsor will be solely responsible for meeting any legal requirements applicable to Data Controllers of such data (such as establishing a legal basis for processing and responding to Data Subject Rights requests concerning the data they control).

If you would like to make any requests or queries regarding Personal Data we process on our Sponsor’s behalf, please contact them directly. For example, if you wish to access, correct, or delete data processed by PillTracker on behalf of a Sponsor, please direct your request to the relevant Sponsor (who is the “Data Controller” of such data). Should we receive such requests directly, we may refer them to our Sponsor.

13.	CONTACT US

You can contact us with any questions regarding privacy and data protection.

Our full details are:

PillTracker 2015 Ltd.

Email address: privacy@pilltracker.com

Postal address: HaRabi MiBachrach st. 16, Tel Aviv – Yafo, 6684948, Israel

Telephone number: TBA

If you are an EU resident, you have the right to make a complaint at any time to the relevant supervisory authority. We would, however, appreciate the chance to deal with your concerns before you approach such authority, so please contact us in the first instance.

14.	CHANGES TO OUR PRIVACY POLICY

We may update this policy from time to time.

From time to time, we may make changes to this privacy policy in order to make sure that we are providing you with the most up-to-date information. The most current version of the policy will govern our use of your information. If we make a change to this policy that, in our sole discretion, is material, we will notify you, for example, by posting a notice within the Platform. Any changes to this privacy notice will apply to you and your data immediately.

15.	ADDITIONAL NOTICES

If one provision of this policy is invalid, the rest of the policy remains valid.

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If any provision of this Policy is deemed invalid by a court of competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions of this Policy, which shall remain in full force and effect, provided, however, that in such event this Policy shall be interpreted so as to give effect, to the greatest extent consistent with, and permitted by, applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

External Links: While our Platform may contain links to other websites or services, we are not responsible for their privacy practices, and encourage you to pay attention when you leave our Platform for the website or application of such third parties and to read the privacy policies of each and every website and service you visit. This Privacy Policy applies only to our Platform.

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Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(a) AND 15d-14(a),

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jonathan C. Javitt, Chief Executive Officer of NRx Pharmaceuticals, Inc., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of NRx Pharmaceuticals, Inc. (the “Registrant”);

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Quarterly Report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations, and cash flows of the Registrant as of, and for, the periods presented in this Quarterly Report;

4.

The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant is made known to us by others within those entities, particularly during the period in which this Quarterly Report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

5
Date: November 15, 2021	/s/ Jonathan C. Javitt
Jonathan C. Javitt
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF THE ACTING CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) AND 15d-14(a),

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, James Brandon, Acting Chief Financial Officer of NRx Pharmaceuticals, Inc., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of NRx Pharmaceuticals, Inc. (the “Registrant”);

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Quarterly Report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations, and cash flows of the Registrant as of, and for, the periods presented in this Quarterly Report;

4.

The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant is made known to us by others within those entities, particularly during the period in which this Quarterly Report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: November 15, 2021	/s/ James Brandon
James Brandon
Acting Chief Financial Officer (Acting Principal Financial Officer)

Exhibit 32.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Quarterly Report on Form 10-Q for the three months ended September 30, 2021 (the “Report”) by NRx Pharmaceuticals, Inc. (the “Registrant”), I, Johnathan Javitt as Chief Executive Officer of the Registrant hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 15, 2021	/s/ Jonathan Javitt
Johnathan Javitt
Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Registrant and will be retained by the Registrant and furnished to the Securities and Exchange Commission or its staff upon request

Exhibit 32.2

CERTIFICATION OF THE ACTING CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the filing of the Quarterly Report on Form 10-Q for the three months ended September 30, 2021 (the “Report”) by NRx Pharmaceuticals, Inc. (the “Registrant”), I, James Brandon as Acting Chief Financial Officer of the Registrant hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1.the Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 15, 2021	/s/ James Brandon
James Brandon
Acting Chief Financial Officer (Acting Principal Financial Officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to the Registrant and will be retained by the Registrant and furnished to the Securities and Exchange Commission or its staff upon request.